Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

COLEMAN CABLE, INC.,

a Delaware corporation

CLEARWATER ACQUISITION I, INC., a Florida corporation

and a wholly owned subsidiary of Parent

and

TECHNOLOGY RESEARCH CORPORATION, a Florida corporation

Dated: as of March 28, 2011

TABLE OF CONTENTS

ARTICLE I THE OFFER		1
1.1	The Offer.	1
1.2	Company Action.	4
1.3	Top-Up Option.	6

ARTICLE II THE MERGER		8
2.1	The Merger.	8
2.2	Effective Time.	8
2.3	Effects of the Merger.	8
2.4	Certificate of Incorporation and Bylaws.	8
2.5	Directors and Officers of the Surviving Corporation.	8

ARTICLE III MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES		9
3.1	Conversion of Capital Stock.	9
3.2	Payment.	10
3.3	Company Restricted Stock and Stock Options.	11
3.4	Withholding Rights.	12

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		12
4.1	Organization and Standing.	12
4.2	Corporate Power and Authority.	12
4.3	Conflicts; Consents and Approval.	13
4.4	Brokerage and Finders’ Fees.	13
4.5	Financing.	13
4.6	Ownership of Merger Sub; No Prior Activities.	14
4.7	Absence of Certain Arrangements.	14
4.8	Information Supplied.	14

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		14
5.1	Organization and Standing.	14
5.2	Subsidiaries.	15
5.3	Corporate Power and Authority.	15
5.4	Capitalization of the Company.	15
5.5	Conflicts; Consents and Approvals.	16
5.6	Brokerage and Other Fees.	17
5.7	The Company SEC Documents.	17
5.8	Offer Documents; Schedule 14D-9; Proxy Statement.	20
5.9	Compliance with Law.	20
5.10	Litigation.	21
5.11	No Material Adverse Change; Ordinary Course Operations.	21
5.12	Taxes.	21
5.13	Intellectual Property.	23
5.14	Title to and Condition of Properties.	24
5.15	Employee Benefit Plans.	24

i

5.16	Contracts.	28
5.17	Labor Matters.	28
5.18	Undisclosed Liabilities.	29
5.19	Permits; Compliance.	29
5.20	Government Contracts.	29
5.21	Environmental Matters.	32
5.22	Opinion of Financial Advisor.	33
5.23	Board Recommendation; Required Vote.	33
5.24	Takeover Laws.	33
5.25	Insurance.	34
5.26	Rights Agreement.	34
5.27	Customers and Suppliers.	34
5.28	No Other Representations and Warranties.	35

ARTICLE VI COVENANTS OF THE PARTIES		35
6.1	Mutual Covenants.	35
6.2	Covenants of Parent.	36
6.3	Covenants of the Company.	39

ARTICLE VII CONDITIONS		51
7.1	Conditions to the Obligations of Each Party.	51
7.2	Conditions to Obligations of the Company.	52
7.3	Conditions to Obligations of Parent and Merger Sub.	52

ARTICLE VIII TERMINATION AND AMENDMENT		53
8.1	Termination.	53
8.2	Effect of Termination.	54
8.3	Termination Fee.	54
8.4	Amendment.	55
8.5	Extension; Waiver.	55

ARTICLE IX MISCELLANEOUS		55
9.1	Survival of Representations and Warranties.	55
9.2	Notices.	55
9.3	Interpretation.	57
9.4	Counterparts.	58
9.5	Entire Agreement.	58
9.6	Third-Party Beneficiaries.	58
9.7	Governing Law.	58
9.8	Consent to Jurisdiction; Venue.	59
9.9	Waiver of Jury Trial.	59
9.10	Assignment.	59
9.11	Expenses.	59
9.12	Specific Performance.	59

ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of March 28, 2011, among Coleman Cable, Inc., a Delaware corporation (“Parent”), Clearwater Acquisition I, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Technology Research Corporation, a Florida corporation (the “Company”).

PRELIMINARY STATEMENTS

A. It is proposed that, upon the terms and subject to the conditions of this Agreement, Merger Sub make a cash tender offer to purchase all outstanding shares of the Company’s Common Stock, par value $0.51 per share, and the associated Rights (as defined in Section 5.27) (collectively with the shares of the Company’s Common Stock, the “Company Common Stock”) for the Per Share Amount (as defined in Section 1.1(a)).

B. It is proposed that, upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”), following the consummation of the Offer, Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Merger”), pursuant to which each share of the Company Common Stock outstanding at the Effective Time (as defined in Section 2.2) and option to purchase shares of the Company Common Stock will be converted into the right to receive the Merger Consideration (as defined in Section 3.1(b)), all as more fully provided below.

C. The Board of Directors of the Company (the “Company Board”) has determined that the Offer (as defined in Section 1.1(a)) and the Merger are in the best interests of the Company and its shareholders (the “Company Shareholders”) and the Company desires to combine its businesses with the businesses operated by Parent.

D. The respective Boards of Directors of Parent, Merger Sub and the Company have determined the Offer and the Merger to be desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.

AGREEMENT

The parties agree as follows:

ARTICLE I

THE OFFER

1.1 The Offer.

(a) Provided that this Agreement shall not have terminated in accordance with its terms and provided that none of the events set forth in clauses (a)-(c) of Annex A shall have occurred and be continuing, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”)) a cash tender offer to purchase all of the issued and outstanding shares of the Company Common Stock for $7.20 U.S. Dollars per share of Company Common Stock (such amount, or any greater amount per share of Company Common Stock paid pursuant to the offer, the “Per Share Amount” and such offer, as it may be amended from time to time pursuant to the terms hereof, the “Offer”) no earlier than fourteen (14) days and no later than twenty (20) days after the date hereof (unless such date is not a business day, in which case the first business day after the date that is fourteen (14) days or twenty (20) days, as applicable, after the date hereof). Parent shall cause Merger Sub to accept for payment, and Merger Sub shall accept for payment, all shares of the Company Common Stock that have been validly tendered and not withdrawn pursuant to the Offer as soon as practicable (and in any event not more than the fourth business day) following the Expiration Date (as defined below).

(b) The obligation of Merger Sub to accept for payment, purchase and pay for any shares of Company Common Stock tendered pursuant to the Offer (and not validly withdrawn) shall only be subject to the satisfaction or waiver pursuant to the terms hereof of (i) the condition (the “Minimum Condition”) that at least that number of shares of Company Common Stock validly tendered and not withdrawn prior to the Expiration Date, when added to any shares of Company Common Stock already owned by Parent or any of its subsidiaries, if any, shall be equal to or greater than fifty and one tenth percent (50.1%) of the sum of the shares of Company Common Stock then outstanding on a fully-diluted basis (including as outstanding only options that are vested as of that date or may vest prior to the Merger Outside Date) and (ii) the other conditions set forth in Annex A hereto (the conditions described in clauses (i) and (ii) are collectively referred to as the “Tender Offer Conditions”). Merger Sub expressly reserves the right (but shall not be obligated) at any time or from time to time, in its sole discretion, to amend or waive any such condition (other than the Minimum Condition, which may not be amended or waived), to increase the Per Share Amount payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided that without the prior written consent of the Company no change may be made that decreases the Per Share Amount (except as provided in Section 1.1(h)), changes the form of consideration payable in the Offer, imposes conditions to the Offer in addition to the Tender Offer Conditions, decreases the number of shares of Company Common Stock subject to the Offer, reduces the time period during which the Offer shall remain open, or modifies or amends the Offer in any manner adverse to the Company Shareholders.

(c) Upon the terms and subject to the conditions thereof, the Offer shall remain open until at least midnight, New York City time, at the end of the later of (i) the twentieth (20th) business day beginning with (and including) the date that the Offer is commenced (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) or (ii) May 13, 2011 (the “Expiration Date”), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of Section 1.1(d) or as required by Applicable Laws (defined in Section 9.3) or the interpretations of the Securities and Exchange Commission (the “SEC”) (in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire).

(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, unless this Agreement shall have been terminated in accordance with Section 8.1, without the consent of the Company (i) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the NASDAQ Global Market (“NASDAQ”) that is applicable to the Offer, and (ii) if, on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Tender Offer Condition is not satisfied and has not been waived, then Merger Sub (A) shall extend (and re-extend) the Offer and its Expiration Date beyond the initial Expiration Date for up to two (2) successive extension periods of up to ten (10) business days each and (B) in its sole discretion, may extend (and re-extend) the Offer and its Expiration Date for one or more successive extension periods of up to ten (10) business days each. Notwithstanding the above, in no event shall Merger Sub extend the Offer beyond the Offer Outside Date (as defined below) without the consent of the Company.

(e) In the event that this Agreement is terminated pursuant to Section 8.1, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within one business day of such termination), irrevocably and unconditionally terminate the Offer.

(f) The Per Share Amount shall, subject to applicable withholding of taxes, be net to the applicable seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of this Agreement, Merger Sub (or Parent on Merger Sub’s behalf) shall accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn promptly following the Expiration Date (the time and date of the acceptance for payment, the “Acceptance Date”). If the Per Share Amount (or any portion) is to be delivered to a person other than the person in whose name the outstanding shares of Company Common Stock not represented by certificates (“Book Entry Shares”) and the certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the “Certificates”) so surrendered are registered, it shall be a condition to the payment of the Per Share Amount that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer shall have paid any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Merger Sub that such taxes have been paid or are not required to be paid. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Amount deliverable in respect to the shares of Company Common Stock that was evidenced by the lost, stolen or destroyed Certificate. No interest or dividends shall be paid or accrued on any portion of the Per Share Amount.

(g) As promptly as reasonably practicable on the date of commencement of the Offer, Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and form of the related letter of transmittal and any other ancillary documents pursuant to which the Offer will be made (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). Parent shall include in the Offer Documents a copy of this Agreement to fulfill the requirement of Section 607.1104(3) of the FBCA. Merger Sub shall cause the Offer Documents to be disseminated to Company Shareholders to the extent required by applicable federal securities laws. Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the applicable requirements of federal securities laws. Each of Parent, Merger Sub and the Company agrees to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to use reasonable efforts to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to Company Shareholders, in each case in all material respects as required by applicable federal securities laws. The Company shall promptly furnish to Merger Sub and Parent all information concerning the Company that is required or reasonably requested by Merger Sub or Parent in connection with their obligations relating to the Offer Documents or any action contemplated by this Section 1.1(g). Parent and Merger Sub shall give the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. In addition, Parent and Merger Sub agree to (i) provide the Company and its counsel with any written comments Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, (ii) provide a reasonably detailed description of any oral comments Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and (iii) unless there has been a Change of Recommendation (defined in Section 6.3(e)(v)), provide the Company and its counsel a reasonable opportunity to review and comment on any written response to such comments or any proposed amendment to the Offer Documents prior to the filing thereof with the SEC.

(h) If, between the date of this Agreement and the Acceptance Date, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or similar transaction, then the Per Share Amount applicable to such shares of Company Common Stock shall be adjusted to the extent appropriate.

1.2 Company Action.

(a) The Company hereby consents to and approves the Offer pursuant to the terms of this Agreement, subject to Section 6.3(e). The Company hereby further consents to the inclusion in the Offer Documents of the Company Board Recommendation.

(b) Promptly following the filing of the Schedule TO by Merger Sub, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, except as provided in Section 6.3(e), the Company Board Recommendation. The Company shall use its reasonable best efforts to cause the Schedule 14D-9 to be filed with the SEC on the same day as the Schedule TO shall be filed with the SEC. The Company shall cause the Schedule 14D-9 to comply in all material respects with the applicable requirements of federal securities laws. The Company, Parent and Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to use its reasonable best efforts to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to Company Shareholders, in each case in all material respects as required by applicable federal securities laws. Parent or Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by the Company in connection with its obligations relating to the Schedule 14D-9. The Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to (i) provide Parent, Merger Sub and their counsel with any written comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, (ii) provide Parent, Merger Sub and their counsel a reasonably detailed description of any oral comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and (iii) unless there has been a Change of Recommendation, provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on any written response to such comments or any proposed amendment to the Schedule 14D-9 prior to the filing thereof with the SEC.

(c) In connection with the Offer, the Company shall promptly furnish or cause to be furnished (including by instructing its transfer agent to promptly furnish) to Merger Sub mailing labels containing the names and addresses of all record Company Shareholders and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of shares of Company Common Stock. The Company shall use its reasonable best efforts to promptly furnish or cause to be furnished to Merger Sub such additional information, including updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to Company Shareholders as Parent or Merger Sub may reasonably request, all at Parent’s expense. Subject to the requirements of Applicable Law, including the rules of NASDAQ, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Sub shall hold in confidence the information contained in such labels, listings and files and shall use such information only in connection with the transactions contemplated by this Agreement, including the Offer and the Merger (collectively, the “Transactions”). If the Offer is terminated or if this Agreement shall be terminated, Merger Sub and Parent will promptly deliver and cause their Representatives to deliver to the Company (and delete electronic copies of) all copies, summaries and extracts of such information then in their possession or control. The term “Representatives” means the officers, directors, employees, partners, members, managers, agents, advisors, subsidiaries, affiliates or representatives of a party.

1.3 Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) exercisable only in accordance with the terms and conditions set forth in this Section 1.3, to purchase that number of shares (but not less than that number) of Company Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock collectively owned, directly or indirectly, by Parent, Merger Sub or their affiliates at the time of such exercise, shall constitute one share of Company Common Stock more than 80% of the total shares of Company Common Stock then outstanding on a fully-diluted basis (assuming the issuance of the Top-Up Option Shares and the exercise of options that are vested or may vest prior to the Merger Outside Date) at a purchase price per Top-Up Option Share equal to the Per Share Amount. Notwithstanding the foregoing provisions of this Section 1.3(a), the Top-Up Option shall not be exercisable for shares of Company Common Stock and will terminate on the Acceptance Date if the number of Top-Up Option Shares exceeds the number of shares of Company Common Stock authorized and unissued or held in the treasury of the Company (giving effect to the shares of Company Common Stock issuable pursuant to all then-outstanding Company Stock Options (defined in Section 3.3) and any other rights to acquire shares of Company Common Stock as if such shares were outstanding).

(b) The Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Company Common Stock pursuant thereto, after accounting for the limitations set forth herein, Parent and Merger Sub or their affiliates would hold one share of Company Common Stock more than 80% of the then outstanding shares of Company Common Stock. The Top-Up Option shall be exercisable only once in whole and not in part within ten days after the Acceptance Date and prior to the earlier of (i) the Effective Time (defined in Section 2.2) and (ii) the termination of this Agreement.

(c) If Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying the place for the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”) and a date for the Top-Up Closing. Such notice shall also include an undertaking signed by Parent and Merger Sub that, as promptly as practicable following such exercise of the Top-Up Option, Merger Sub shall, and Parent shall cause Merger Sub to, consummate the Merger in accordance with the terms hereof. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Merger Sub confirming (i) the number of shares of Company Common Stock then outstanding and then outstanding on a fully-diluted basis, and (ii) the number of Top-Up Option Shares issuable under the Top-Up Option and the aggregate purchase price therefor. In addition, the Company shall use reasonable best efforts to cause its transfer agent to certify in writing to Merger Sub the number of shares of Company Common Stock issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares.

(d) At the Top-Up Closing, subject to the terms and conditions of this Agreement, (i) the Company shall deliver to Merger Sub a certificate or certificates evidencing the applicable number of Top-Up Option Shares and (ii) Merger Sub shall purchase each Top-Up Option Share from the Company at the Per Share Amount. Payment of the purchase price for the Top-Up Option Shares may be made, at Merger Sub’s option, by delivery of (x) immediately available funds by wire transfer to an account designated by the Company or (y) a promissory note, or any combination thereof. Any such promissory note shall be full recourse to Parent, bear interest at the applicable federal rate as determined for U.S. income tax purposes, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid at any time without premium or penalty. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable legal requirements, including all federal securities laws.

(e) Upon the delivery by Merger Sub to the Company of the Top-Up Exercise Notice and the purchase price described in Section 1.3(d), Merger Sub shall, to the extent permitted by Applicable Law, be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that certificates representing those Top-Up Option Shares shall not then be actually delivered to Merger Sub or the Company shall have failed or refused to designate the account described in Section 1.3(d).

(f) Certificates evidencing Top-Up Option Shares delivered hereunder may include legends legally required by applicable securities laws. Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub hereby represents and warrants to the Company that it is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act, and that any Top-Up Shares are being acquired for investment and not with a view to, or for resale in connection with, any distribution (within the meaning of the Securities Act).

ARTICLE II

THE MERGER

2.1 The Merger. On the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the FBCA, Merger Sub shall be merged with and into the Company at the Effective Time (as defined below). For the avoidance of doubt, the parties shall use their reasonable best efforts to have the Merger effected in accordance with Section 607.1104 of the FBCA, subject to Section 6.3(e). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Florida. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to as the “Surviving Corporation.” If Parent and Merger Sub own at least 80% of the then outstanding shares of Company Common Stock after consummation of the Offer and, if applicable, exercise of the Top-Up Option, then Merger Sub agrees, and Parent agrees to promptly cause Merger Sub, to effect the Merger without a meeting of shareholders of the Company pursuant to Section 607.1104 of the FBCA.

2.2 Effective Time. As promptly as possible on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Department of State of the State of Florida (the “Florida Department of State”) articles of merger (the “Articles of Merger”) in such form as is required by and executed in accordance with the FBCA. The Merger shall become effective (the “Effective Time”) when Articles of Merger have been filed with the Florida Department of State, or at such later time as shall be agreed upon by Parent and the Company and specified in the Articles of Merger. Prior to the filings referred to in this Section 2.2, a closing (the “Closing”) shall be held at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601, or such other place as the parties may agree on, as soon as practicable (but in any event within three business days) following the date on which all conditions set forth in Article VII that are capable of being satisfied prior to the Closing have been satisfied or waived, or at such other date as Parent and the Company may agree; provided that the conditions set forth in Article VII have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to as the “Closing Date.” For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

2.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the FBCA.

2.4 Certificate of Incorporation and Bylaws. The Articles of Merger shall provide that at the Effective Time (i) the Articles of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to read in their entirety as set forth in Exhibit A, and (ii) the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as set forth in Exhibit B, in each case until amended in accordance with the FBCA; provided, however, that such Articles of Incorporation and Bylaws of the Surviving Corporation may only be amended in accordance with the terms of Section 6.2(a).

2.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation or Bylaws of the Surviving Corporation. The individuals specified by Parent in writing to the Company at least two business days prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation or Bylaws of the Surviving Corporation.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, or their respective shareholders:

(a) Each share of common stock of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(b) Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Parent or Merger Sub) shall be converted into and represent the right to receive, and shall be exchangeable for (as provided in Section 3.2) the Per Share Amount, in cash payable to the holder of such share of Company Common Stock (the “Merger Consideration”).

(c) Each share of Company Common Stock held in treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and shall cease to exist, and no payment or distribution shall be made and no consideration of any kind shall be delivered in exchange thereof.

(d) Except as set forth in Section 3.1(c), at the Effective Time, each share of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(b) shall be automatically canceled and shall cease to exist, and the holders immediately prior to the Effective Time of Certificates and Book Entry Shares shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Book Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration of each share of Company Common Stock held by them.

3.2 Payment.

(a) Pursuant to an agreement (the “Disbursing Agent Agreement”) to be entered into prior to the Effective Time between Parent and a disbursing agent designated by Parent and reasonably acceptable to the Company (the “Disbursing Agent”), prior to the Effective Time, Parent or the Surviving Corporation shall deposit, or cause to be deposited, with the Disbursing Agent, in trust for the benefit of the Company Shareholders, the aggregate amount of cash payable as part of the Merger Consideration for the Company Common Stock and the Company Stock Options. The Disbursing Agent may invest the cash deposited with it in such manner as Parent or the Surviving Corporation, as the case may be, directs, provided that substantially all of such investments be in obligations of or guaranteed by the United States of America (collectively, “Permitted Investments”), or in money market funds which are invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, investment of the deposited cash shall be payable to the Surviving Corporation. Any funds remaining with the Disbursing Agent six months after the Effective Time shall be released and repaid by the Disbursing Agent to the Surviving Corporation pursuant to the terms of this Agreement and any additional terms as may be set forth in the Disbursing Agent Agreement, and such unclaimed funds shall, subject to Applicable Laws, become the property of the Surviving Corporation, after which time persons entitled to any part of the Merger Consideration may look only to the Surviving Corporation for payment.

(b) As soon as practicable after the Effective Time, Parent shall cause the Disbursing Agent to send a notice and transmittal form to each holder of Certificates or Book Entry Shares, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent such Certificates or Book Entry Shares in exchange for the Merger Consideration. Upon the surrender of a Certificate or Book Entry Shares to the Disbursing Agent together with and in accordance with such transmittal form, the holder of the Certificate or Book Entry Shares shall be entitled to receive in exchange the Merger Consideration payable in respect of each share represented by that Certificate or Book Entry Shares. Upon such surrender, the Disbursing Agent will promptly pay the Merger Consideration to the Company Shareholders. Until surrendered, each such Certificate or Book Entry Share shall be deemed for all purposes to evidence only the right to receive the Merger Consideration. Any fractional interest in a share of Company Common Stock shall be entitled to be exchanged for an amount equal to that fraction multiplied by the Merger Consideration.

(c) If the Merger Consideration (or any portion) is to be delivered to a person other than the person in whose name the Certificates or Book Entry Shares so surrendered are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer shall have paid to the Disbursing Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such taxes have been paid or are not required to be paid.

(d) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect to the shares of Company Common Stock that was evidenced by the lost, stolen or destroyed Certificate.

(e) No interest or dividends shall be paid or accrued on any portion of the Merger Consideration.

(f) At any time following the ninth month after the Effective Time, the Surviving Corporation shall be entitled to require the Disbursing Agent to deliver to it any portion of the Merger Consideration which had been made available to the Disbursing Agent and not disbursed to holders of Company Common Stock or Company Stock Options (defined below) (including all interest and other income received by the Disbursing Agent in connection with Permitted Investments) and, thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to applicable abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates or Book Entry Shares held by them.

3.3 Company Restricted Stock and Stock Options.

(a) Treatment of Equity Awards. All shares of restricted stock (“Restricted Stock”) and all shares subject to outstanding options to purchase Company Common Stock (each, a “Company Stock Option”) granted under the Company’s equity incentive plans or arrangements (collectively, the “Company Stock Plans”) shall, as of immediately prior to the Effective Date, become fully vested and exercisable (in the case of Company Stock Options), whether or not previously vested and exercisable prior to the Effective Date; provided, however, that any Company Stock Option or Restricted Stock issued in connection with an acquisition transaction by the Company shall not become fully vested and exercisable in connection with the Merger. To the extent necessary, the Company Board shall adopt such resolutions or take such other actions as may required to effect the vesting of each share of Restricted Stock and each Company Stock Option, effective at the Effective Date.

(b) Payment. Each Company Stock Option shall be canceled at the Effective Date and converted automatically into a right to receive, as soon as practicable after the Effective Date but in any event within five (5) days after the Effective Date, an amount in cash determined by multiplying (x) the excess, if any, of the Per Share Amount over the applicable exercise price of such Company Stock Option by (y) the number of shares of Company Common Stock subject to the Company Stock Option (assuming full vesting of such Company Stock Option) less all applicable deductions and withholdings required by law to be withheld in respect of such payment, provided, that if the exercise price per share is equal to or greater than the Per Share Amount, such Company Stock Option shall be canceled without any cash payment being made in respect thereof. Not more than ten (10) nor less than three (3) business days prior to the anticipated Effective Date, the Company shall, to the fullest extent permitted by Applicable Law, deliver to Parent a list, in form reasonably acceptable to Parent, of the number of Company Stock Options expected to be outstanding immediately prior to the Effective Date, and the names of the holders thereof and in each case together with the applicable mailing addresses, tax identification numbers and other information relating to such holders as Parent may reasonably require in connection with the payments to be made pursuant to this Section 3.3. For any of the foregoing Company Stock Options that are not listed on the Option Schedule (as defined in Section 5.4), Parent may take such actions, as promptly as practicable, prior to making any payments under this Section 3.3 as are reasonably necessary and appropriate in order to verify the right of any person to receive such a payment hereunder, the identifying information relating to such person and whether any withholding is required with respect thereto and, if so, the amount thereof. Prior to the Effective Date, the Company shall provide notice to each holder of an outstanding award granted pursuant to any Company Stock Plan (each, a “Company Optionholder”) describing the treatment of such award in accordance with this Section 3.3. The Company shall use its reasonable best efforts to secure from each holder of a Company Stock Option a waiver, in form acceptable to Parent, accepting the consideration provided by this Section 3.3 in lieu of any other consideration that might be claimed by any such holder, unconditionally and irrevocably waiving and releasing all right or claim that such holder might have or assert in respect of such consideration, and acknowledging that such Company Stock Options shall terminate on and may not be exercised after the Effective Date.

3.4 Withholding Rights. Each of Merger Sub, Parent, the Surviving Corporation or the Disbursing Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to Article II or III of this Agreement to any Company Shareholders and Company Optionholders such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld, and paid over to the appropriate government authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Options in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company that:

4.1 Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially impair or delay the consummation of the Transactions.

4.2 Corporate Power and Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, respectively. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due and valid authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Merger Sub and Parent enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

4.3 Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by them of the Transactions will:

(a) conflict with, or result in a violation of any provision of, the Articles of Incorporation or Bylaws, each as amended to date, of Parent or Merger Sub;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its subsidiaries is a party, except as would not individually or in the aggregate prevent or materially impair or delay the consummation of the Transactions;

(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, except as would not individually or in the aggregate prevent or materially impair or delay the consummation of the Transactions; or

(d) require any action or consent or approval of, or review by, or registration or filing by Parent or any of its affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a “Governmental Authority”), other than (i) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, (ii) compliance with the requirements of NASDAQ, (iii) consents or approvals of any Governmental Authority set forth in Section 4.3 of the Parent Disclosure Schedule, (iv) filing and recordation of appropriate merger documents as required by FBCA or (v) consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially impair or delay the consummation of the Transactions.

4.4 Brokerage and Finders’ Fees. Except for William Blair & Company, whose fees will be paid by Parent, neither Parent nor any shareholder, director, officer or employee of Parent has incurred or will incur on behalf of Parent any brokerage, finders’ or similar fee in connection with the Transactions.

4.5 Financing. Parent has, and shall have at the Acceptance Date or the Effective Time, as applicable, funds available that are sufficient to permit Parent to pay the payment of all of the amounts needed to purchase shares of Company Common Stock pursuant to the Offer and the Merger Consideration pursuant to Section 3.2.

4.6 Ownership of Merger Sub; No Prior Activities. Parent owns all of the outstanding capital stock of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the Transactions. As of the date of this Agreement and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and this Agreement and the Transactions, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

4.7 Absence of Certain Arrangements. There is no agreement (other than this Agreement), arrangement or understanding between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions. Prior to the Company Board approving this Agreement, and the Transactions for purposes of the applicable provisions of the FBCA, neither Parent nor Merger Sub, alone or together with any other person, was at any time, or became, an “interested shareholder” thereunder or has taken any action that would cause any anti–takeover statute under the FBCA to be applicable to this Agreement or the Transactions.

4.8 Information Supplied. None of the information supplied or to be supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference in (a) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) if applicable, the Proxy Statement will, at the date it is first mailed to the Company Shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by the Company for inclusion or incorporation by reference therein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to the Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to the Parent and Merger Sub that:

5.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Company’s subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used operated and conducted. Each of the Company and each of its subsidiaries are duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect (defined in Section 9.3(b)). The Company is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation or its Bylaws, as in effect on the date of this Agreement, and none of the Company’s subsidiaries is in default in the performance, observance or fulfillment of any provision of its applicable governing documents. The Company has furnished to Parent complete and correct copies of its Articles of Incorporation and Bylaws, each as amended to date. Listed in Section 5.1 of the Company Disclosure Schedule is each jurisdiction in which the Company or any of its subsidiaries is qualified to do business and whether the Company (and each of its subsidiaries) is in good standing as of the date of the Agreement.

5.2 Subsidiaries. Except as set forth in Section 5.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, or other entity or enterprise. The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other person.

5.3 Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger and Transactions by the Company Shareholders, to consummate the Transactions. The execution and delivery of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of the Merger and the Transactions by the Company Shareholders. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

5.4 Capitalization of the Company. As of the date of this Agreement, the Company’s authorized capital stock consisted solely of 10,000,000 shares of Company Common Stock, of which (i) 6,777,223 shares were issued and outstanding (of which 31,350 shares were held in treasury), (ii) 893,570 shares were reserved for issuance upon the exercise of outstanding Company Stock Options, and (iii) no shares were reserved for future issuance under other option, warrant or conversion agreements or arrangements. Each outstanding share of the Company Common Stock is duly authorized and validly issued, fully paid and non-assessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence of this section and in the Option Schedule (as defined below) and the Company’s obligations under the Rights Agreement, dated as of January 18, 2011 (the “Rights Agreement”), between the Company and Registrar and Transfer Company, as rights agent, and the Rights (as defined in the Rights Agreement) issued thereunder, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by the Company of any securities of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of the Company Common Stock, and neither the Company nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of the Company or any predecessor. Except as set forth in Section 5.4 of the Company Disclosure Schedule, no subsidiary of the Company owns any shares of Company Common Stock and no shares of Company Common Stock are held in treasury. All of the outstanding capital stock of each subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any lien, limitation or restriction. The issuance and sale of all of the shares of capital stock described in this Section 5.4 have been in compliance in all material respects with federal and state securities laws. The Company has previously delivered to Parent a certified schedule (the “Option Schedule”) accurately setting forth as of the date of this Agreement the names of all holders of options to purchase the Company Common Stock, the number of shares of each class issuable to each such holder upon exercise of such option, and the exercise price and vesting schedule with respect to those options. The Company has no existing agreements to register any securities of the Company under the Securities Act or under any state securities law or granted registration rights to any person or entity.

5.5 Conflicts; Consents and Approvals. Except as set forth in Section 5.5 of the Company Disclosure Schedule, none of the execution or delivery of this Agreement by the Company, nor the consummation of the Transactions or compliance by the Company with any of the provisions hereof will:

(a) conflict with, or result in a violation of any provision of, the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries, each as amended to date;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its subsidiaries is a party;

(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by the Company or any of its subsidiaries or affiliates with, any third party or any Governmental Authority, other than (i) approval of the Merger and the Transactions by the Company Shareholders, (ii) registrations or other actions required under federal and state securities laws, (iii) compliance with the requirements of NASDAQ, (iv) consents or approvals of any Governmental Authority set forth in Section 5.5(d) of the Company Disclosure Schedule, and (v) filing and recordation of appropriate merger documents as required by the FBCA;

except in the case of clause (b) which would not be material to the business and operations of the Company, taken as a whole, and in the case of clauses (c) and (d) for any of the foregoing that could, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Transactions.

5.6 Brokerage and Other Fees. Except as set forth in Section 5.6 of the Company Disclosure Schedule, neither the Company nor any shareholder, director, officer or employee of the Company, has incurred or will incur on behalf of the Company, any brokerage, finders’, or similar fees in connection with the Transactions. Copies of all written agreements relating to the Company’s disclosed obligations have previously been provided to Parent.

5.7 The Company SEC Documents. Except as set forth in Section 5.7 of the Company Disclosure Schedule:

(a) The Company has timely filed with the SEC all forms, reports, schedules, statements and other documents required under the Exchange Act or the Securities Act to be filed by it since March 31, 2009 (such documents, as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”). The Company SEC Documents, including, without limitation, any financial statements or schedules included in the Company SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the Effective Time, then on the date of such amending or superseding filing), (a) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied and will comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. Since March 31, 2009, no subsidiary of the Company has been required to file any form, report or other document with the SEC.

(b) The financial statements of the Company and its subsidiaries included in the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect to such financial statements, were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes to the financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Company as at the dates and the results of operations and cash flows for the periods then ended.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and the statements contained in such certifications are true and correct. For purposes of this Section 5.7(c), “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX. The Company does not have outstanding, and has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. The Company is in compliance in all material respects with SOX.

(d) The Company is not a party to, and does not have any commitment to become a party to, any joint venture, off-balance sheet partnership or similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)),

(e) The Company maintains a system of internal controls over financial reporting and accounting sufficient in all material respects to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are sufficient in all material respects to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(g) The Company’s management completed assessments of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal years ended March 31, 2009 and 2010, and such assessment concluded that such controls were effective. Since March 31, 2010, the Company has disclosed to its outside auditors and the audit committee of the Company (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since March 31, 2009, the Company has not received from its independent auditors any oral or written notification of a (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards No. 115, as in effect on the date hereof.

(h) There are no outstanding unresolved comments with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and, to the knowledge of the Company (as defined in Section 9.3(a)), there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. Since March 31, 2009, there has been no material written complaint, allegation, assertion or claim that the Company has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. Since March 31, 2009, no current or former attorney representing the Company has reported in writing evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or executive officer of the Company.

(i) To the knowledge of the Company, since March 31, 2009, no employee of the Company has provided or is providing information to any law enforcement agency regarding the possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of SOX.

(j) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX. To the knowledge of the Company, since March 31, 2009, there have been no material violations of provisions of the Company’s code of ethics by any such persons.

5.8 Offer Documents; Schedule 14D-9; Proxy Statement. None of the information provided by the Company for inclusion or incorporation by reference in (a) the Schedule 14D-9, (b) the Offer Documents, (c) the proxy statement and form of proxies relating to the vote of Company Shareholders with respect to the Merger nor the information statement to be sent to such Company Shareholders, as appropriate (such proxy statement or information statement, as amended, supplemented or modified, being referred to herein as the “Proxy Statement”), if applicable and (d) any other document filed or to be filed with the SEC or any other Government Authority in connection with the Offer or the Merger will, at the respective times such documents or any amendments or supplements thereto are filed, and, with respect to the Offer Documents and the Proxy Statement, if any, when first published, sent or given to the Company Shareholders, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the Proxy Statement, if any, except for statements based on information supplied by Parent and its subsidiaries in writing specifically for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

5.9 Compliance with Law.

(a) The Company and its subsidiaries are in compliance, and at all times since March 31, 2009, have been in compliance, with all Applicable Laws relating to the Company or its business or properties, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect or where such noncompliance has been cured and is expected to have no material impact on the future business or operations of the Company. No investigation or review by any Governmental Authority with respect to the Company or any of its subsidiaries is pending, or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect.

(b) From and after March 31, 2009, to the knowledge of the Company, neither the Company or any of its subsidiaries nor any director, officer, employee or agent of the Company or any of its subsidiaries acting on behalf of the Company or such subsidiary has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) directly or indirectly, used or contemplated the use of funds, given, offered, promised, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c) to any foreign or domestic government official or to any foreign or domestic political party or campaign (collectively, “Government Officials”)), for the purpose, with respect to subclauses (i) and (ii), of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or (iii) directly or indirectly, made any unlawful payment to a Government Official.

5.10 Litigation. Except as set forth in Section 5.10 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation (an “Action”) pending, or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries or any executive officer or director of the Company or any of its subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Transactions. The Company is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, reasonably would be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Transactions.

5.11 No Material Adverse Change; Ordinary Course Operations. Since December 31, 2010, (i) there has been no material adverse change in the assets, liabilities, results of operations or financial condition of the Company and its subsidiaries taken as a whole or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Transactions and (ii) except for the Transactions, the business of the Company and its subsidiaries has been conducted in the ordinary course of business in all material respects.

5.12 Taxes. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect:

(a) The Company and its subsidiaries have filed all Tax Returns (as defined below) required to have been filed by the Company prior to the date of this Agreement, and all such Tax Returns were complete and correct in all respects. All Taxes due and owing by the Company and its subsidiaries, whether or not shown as due on such Tax Returns, have been paid or, prior to the Effective Time, will be paid by the Company.

(b) The most recent financial statements contained in the Company SEC Documents filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company for all taxable periods through the date of such financial statements.

(c) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any open tax year, which waiver or extension remains in effect. The Company has not received written notice of any deficiencies for any Tax from any taxing authority, against the Company for which there are not adequate reserves. The Company is not the subject of any pending Tax audit or other administrative proceedings or court proceedings with respect to any Taxes of the Company.

(d) There are no liens for Taxes (other than liens for Taxes not yet due) upon any of the assets of the Company.

(e) The Company does not have any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) pursuant to any Tax allocation agreement (except agreements with third parties made in the ordinary course of business the primary subject matter of which is not tax) or as a transferee.

(f) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(g) Within the five-year period ending on the Closing Date, the Company has not constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code, in a distribution qualifying or intending to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(h) The Company is not a party to or bound by any Tax allocation, indemnification or sharing agreement (other than commercial or financial agreements entered into in the ordinary course of business and indemnification agreements or similar agreements with directors and executive officers).

(i) The Company has not engaged in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2). Since March 31, 2010, neither the Company nor any of its subsidiaries has participated in a transaction lacking economic substance (within the meaning of Section 7701(o) of the Code) or failing to meet the requirements of any similar rule of Law.

“Tax Returns” means returns, reports, schedules and forms relating to Taxes required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

“Taxes” means all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto.

5.13 Intellectual Property.

(a) Set forth in Section 5.13 of the Company Disclosure Schedule is a true and complete list of (i) all of the Company’s foreign and domestic material patents, patent applications, invention disclosures, trademarks, service marks, trade names (and any registrations or applications for registration for any of the foregoing trademarks, service marks and trade names), domain names, and all material copyright applications and registrations and (ii) all agreements to which the Company is a party which concern any of the material Intellectual Property owned or used by the Company. “Intellectual Property” means all intellectual property or other proprietary rights of every kind, including, all domestic or foreign patents, domestic or foreign patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, domain names, copyright applications and registrations, customer lists, marketing and customer information, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof). Other than the Intellectual Property set forth in Section 5.13 of the Company Disclosure Schedule, no name, patent, invention, trade secret, proprietary right, computer software, trademark, service mark, trade name, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of the Company in substantially the same manner as such business is presently conducted. The Company owns, free and clear of any liens, claims or encumbrances or licenses from another party pursuant to a valid license agreement, the material Intellectual Property listed on Section 5.13 of the Company Disclosure Schedule. No written claim of invalidity or ownership with respect to any such material Intellectual Property has been received by the Company from a third party and to the knowledge of the Company, such Intellectual Property is not the subject of any threatened or pending Action. No person or entity has asserted in writing that, with respect to such material Intellectual Property, the Company or a licensee of the Company is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how. To the knowledge of the Company, all fees, annuities, royalties, honoraria and other payments which are due from the Company on or before the date of this Agreement for any of such Intellectual Property and agreements related to the Intellectual Property have been paid. To the knowledge of the Company, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture, composition of matter, or material related to any part of such Intellectual Property, does not and will not infringe in any material respect any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party. To the knowledge of the Company, no unexpired foreign or domestic patents or patent applications exist that are adverse to the material interests of the Company. To the knowledge of the Company, there exists no (A) prior act that would void or invalidate any such Intellectual Property or (B) conduct or use by the Company or any third party that would void or invalidate any of such Intellectual Property. The execution, delivery and performance of this Agreement by the Company, and the consummation of the Transactions, will not breach, violate or conflict with any material instrument or agreement governing or contained within any of the Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of such material Intellectual Property or in any way impair the right of Parent or the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of, any such material Intellectual Property.

(b) The Company has taken reasonable and appropriate steps to safeguard and maintain the secrecy and confidentiality of all material trade secrets, copyrights and patents contained in the Intellectual Property (including, entering into appropriate confidentiality, and nondisclosure with all appropriate officers, directors, employees and third-party consultants of the Company).

5.14 Title to and Condition of Properties. The Company owns or holds under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of the Company as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect. Except as would not have in the aggregate a Material Adverse Effect, all of the machinery, equipment, and other tangible personal property and assets owned or used by the Company and its subsidiaries are usable in the ordinary course of business and are reasonably adequate and suitable for their current uses.

5.15 Employee Benefit Plans.

(a) For purposes of this Section 5.15, the following terms have the definitions given below:

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Plans” means all plans, programs and other arrangements providing benefits to any current or former employee, officer, director, leased employee, consultant or independent contractor in respect of services provided to the Company or to any beneficiary or dependent thereof, and whether covering one person or more than one person, (i) which is sponsored or maintained by the Company or to which the Company contributes or is obligated to contribute or (ii) for which the Company has or may have liability by reason of having an ERISA Affiliate. Without limiting the generality of the foregoing, the term “Plans” includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plans or programs, severance pay plan policy, practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA.

(b) Section 5.15(b) of the Company Disclosure Schedule lists all Plans. With respect to each Plan, the Company has made available to Parent a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments and proposed amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any summaries of material modifications; (iv) the three most recent annual financial reports, if any; and (v) the most recent determination letter or opinion letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents made available to Parent, there are no amendments to any Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or to adopt or approve any new Plan.

(c) The Internal Revenue Service has issued a favorable determination letter or opinion letter with respect to each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (a “Qualified Plan”) and there are no existing circumstances nor any events that have occurred that would be reasonably expected to adversely affect the qualified status of any Qualified Plan or the related trust. No event or omission has occurred which would reasonably be expected to cause any Plan that provides tax-favored benefits to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Sections 105, 125, 401(a) and 501(c)(9) of the Code).

(d) All contributions required to be made by the Company or any of their respective ERISA Affiliates to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

(e) The Company and its ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. Each Plan has been operated in material compliance with its terms. There is not now, and there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or any of its ERISA Affiliates under ERISA or the Code. With respect to any Plan, there has been no “prohibited transaction,” as defined in Section 406 of the ERISA or Code Section 4975 that would reasonably be expected to result in material liability to the Company for any damages, penalties, or taxes, or any other loss or expense.

(f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, nor has the Company or any of its ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(g) There does not now exist, and there are no existing circumstances that would reasonably be expected to result in any material liability to the Company by reason of the Company having an ERISA Affiliate. Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

(h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, the Company has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. There has been no communication to employees of the Company that could reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

(i) Each Plan has been maintained in material compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Plan be registered under the Securities Act and/or state “Blue Sky” laws.

(j) Except as set forth in Section 5.15(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any former or current employee, officer, director, consultant, leased employee or independent contractor of the Company. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the Transactions, either solely as a result thereof or as a result of such Transactions in conjunction with any other events, will be an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has previously provided to Parent the following information, which is true, complete and accurate in all material respects: (x) the amounts comprising the “base amount” for each of the four executives listed in Section 5.15(j) of the Company Disclosure Schedule, assuming a “base period” of 2006-2010 (as those terms are defined in Section 280G of the Code), and an estimate of such individuals’ annual compensation described in Section 280G(d)(1) of the Code for fiscal year 2011; and (y) a schedule of all outstanding the Company Options and restricted shares of the Company Common Stock, showing for each separate grant thereof, the individual to whom they were granted, the grant date, the vesting schedule (without regard to any vesting as a result of the Transactions) and, in the case of the Company Options, the exercise price thereof.

(k) There are no pending or to the knowledge of the Company threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans. No act or omission has occurred and no condition exists with respect to any Plan that would reasonably be expected to subject the Company, Merger Sub, Parent or any of their affiliates to any material fine, penalty, tax or other liability imposed under ERISA, the Code or other Applicable Law.

(l) Section 5.15(l) to the Company Disclosure Schedule sets forth the names of all directors and officers of the Company, the total salary, bonus, and fringe benefits and perquisites (to the extent such fringe benefits or perquisites would have to be disclosed under Rule 402(b) of Regulation S-K assuming each such person was a named executive officer) each is expected to receive in the fiscal year ending March 31, 2011, and any changes to the foregoing that will occur as a matter of entitlement subsequent to March 31, 2011. Section 5.15(l) of the Company Disclosure Schedule also lists and describes the current compensation of any other employee of the Company whose total current salary and maximum bonus opportunity exceeds $150,000 annually. Section 5.15(l) of the Company Disclosure Schedule also sets forth the liability of the Company for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each such director, officer and employee and to all other employees as a group, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. There are no other material forms of compensation paid to any such director, officer or employee of the Company. No officer, director, or employee of the Company or any other affiliate of the Company, or any immediate family member of any of the foregoing, provides or causes to be provided to the Company any material assets, services or facilities and the Company does not provide or cause to be provided to any such officer, director, employee or affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities.

(m) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in compliance with Section 409A of the Code, and no such Plan will result in any participant incurring income acceleration or penalties under Section 409A of the Code. Neither the Company nor any of its subsidiaries has any indemnity obligation for any Taxes imposed under Section 409A of the Code.

(n) Subject to ERISA and the Code, each Plan (other than any Multiemployer Plan or Multiple Employer Plan) may be amended, terminated, or otherwise modified by the Company or any of its ERISA Affiliates, as applicable, to the greatest extent permitted by Applicable Laws, including the elimination of any and all future benefit accruals under any Plan.

(o) No Plan is subject to the laws of any jurisdiction outside of the United States. The Company has no employees who are based outside of the United States.

5.16 Contracts. Section 5.16 of the Company Disclosure Schedule and Section 5.20 of the Company Disclosure Schedule with respect to Company Government Contracts or Company Government Subcontracts list as of the date of this Agreement all written or oral contracts, agreements, guarantees, leases and executory commitments other than Plans (each a “Contract”) to which the Company or any of its subsidiaries is a party and which fall within any of the following categories and which are not disclosed as “material contracts” in the Company SEC Documents: (a) joint venture, partnership and like agreements, other than those that are, individually or in the aggregate, immaterial; (b) Contracts containing covenants purporting to limit the freedom of the Company or any of its subsidiaries (or that, following the consummation of the Transactions, would materially restrict the ability of the Surviving Corporation or its affiliates) to compete in any line of business in any geographic area or to hire any individual or group of individuals; (c) any Company Government Contract or Company Government Subcontract (as such terms are defined in Section 5.20), excluding Bids; (d) Contracts which contain minimum purchase conditions in excess of $100,000 or requirements or other terms that restrict or limit the purchasing relationships of the Company or any of its subsidiaries, or any customer, licensee or lessee thereof; (e) Contracts relating to any outstanding commitment for capital expenditures in excess of $250,000; (f) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $50,000 and not cancelable by the Company or its subsidiaries (without premium or penalty) within one month; (g) Contracts with any labor organization or union; (h) any Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) or under which the Company or any of subsidiary of the Company has, directly or indirectly, made a loan, capital contribution to, or other investment in, any person (other than in the Company or any Company subsidiary and other than (A) extensions of credit in the ordinary course of business and (B) investments in marketable securities in the ordinary course of business); (i) Contracts involving annual revenues to the business of the Company in excess of 2.5% of the Company’s annual revenues; (j) any Contract pursuant to which the Company or any of its subsidiaries is subject to continuing indemnification or “earn-out” obligations involving more than $75,000 per year; (k) Contracts with or for the benefit of any shareholder or affiliate of the Company and/or immediate family member thereof; (l) Contracts involving payments by the Company or its subsidiaries, in the aggregate, of more than $100,000 per year; (m) any Contract that contains restrictions with respect to payment of dividends or any other distribution in respect of the Company Common Stock or any of the equity of the Company subsidiaries; (n) any other Contract involving in excess of $100,000 or that is otherwise material to the Company and or any of its subsidiaries; and (o) Contracts not entered into in the ordinary course of the Company’s business other than those that are not material to the business of the Company or any of its subsidiaries. All such Contracts and all other contracts that are individually material to the business or operations of the Company or any of its subsidiaries are valid and binding obligations of the Company or any of its subsidiaries and, to the knowledge of the Company, the valid and binding obligation of each other party thereto, except such Contracts which if not so valid and binding would not, individually or in the aggregate, have a Material Adverse Effect. None of the Company or any of its subsidiaries nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any Contract, except such violations or defaults under or terminations which, individually or in the aggregate, would not have a Material Adverse Effect. Set forth in Section 5.16 of the Company Disclosure Schedule is the amount of the annual premium currently paid by the Company for its directors’ and officers’ liability insurance.

5.17 Labor Matters. Except as disclosed in Section 5.15 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries have any labor contracts, collective bargaining agreements or consulting agreements providing for compensation of any individual in excess of $150,000 with any persons employed by the Company or any of its subsidiaries or any persons otherwise performing services primarily for the Company or any of its subsidiaries. There is no labor strike, dispute or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since April 1, 2010. To the knowledge of the Company, since April 1, 2010, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of the Company.

5.18 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of the Company as of December 31, 2010, included in the Company SEC Documents, (ii) as incurred in connection with the Transaction, or (iii) as incurred after December 31, 2010, in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, the Company does not have any liabilities or contingent liabilities that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect.

5.19 Permits; Compliance.

(a) The Company and its subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Company Permits”), except where the failure to be in possession of such the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there is no Action pending or, to the knowledge of the Company, threatened regarding any of the Company Permits which, if successful, would have a Material Adverse Effect. The Company is not in conflict with, or in default or violation of any of the Company Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Section 5.19(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) all necessary clearances or approvals from Governmental Authorities for all products which are manufactured and/or sold by the Company have, to the knowledge of the Company, been obtained and the Company and its subsidiaries are in material compliance with the most current form of each applicable clearance or approval with respect to the manufacture, storage, distribution, promotion and sale by the Company of such products; and

(ii) none of the Company or, to the knowledge of the Company, any of its officers, employees or agents (during the term of such person’s employment by the Company or while acting as an agent of the Company, or, to the Company’s knowledge, prior to such employment), subsidiaries or affiliates has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any Applicable Law.

5.20 Government Contracts. With respect to each Contract between the Company or any of its subsidiaries, on the one hand, and any Governmental Authority, on the other hand, and each outstanding bid, quotation or proposal by the Company or any of its subsidiaries (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any of its subsidiaries, on the one hand, and any Governmental Authority, on the other hand (each such Contract or Bid, a “Company Government Contract”), and each Contract between the Company or any of its subsidiaries, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Authority, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or any of its subsidiaries, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Authority (each such Contract or Bid, a “Company Government Subcontract”):

(a) Each active Company Government Contract or Company Government Subcontract (other than Bids) (i) is set forth on Section 5.20(a) of the Company Disclosure Schedule, and (ii) was, to the knowledge of the Company, legally awarded, is binding on the parties thereto, and is in full force and effect as of the Execution Date.

(b) Neither the Company nor any of its subsidiaries are currently in, and the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not result in, any material violation, breach or default of any term or provision of any Company Government Contract or Company Government Subcontract. In the six years preceding the date of this Agreement, all representations and certifications with respect to any Company Government Contract or Company Government Subcontract made by the Company or to the knowledge of the Company by any of its subsidiaries were current, accurate and complete in all material respects when made, and the Company or to the knowledge of the Company any of its subsidiaries, as appropriate, has complied in all material respects with all such representations and certifications.

(c) Neither the Company nor any of its subsidiaries are in material violation, breach or default of any provision of any federal order, statute, rule or regulation, agency supplements or any similar state or federal law governing any Company Government Contract or Company Government Subcontract. In the six years preceding the date of this Agreement, no allegation in writing that the Company or any of its subsidiaries is in breach or violation in any material respect of any statutory, regulatory or contractual requirement has been made to the Company or any of its subsidiaries and not withdrawn.

(d) In the six years preceding the date of this Agreement, none of the Company or to the knowledge of the Company any of its subsidiaries has received a cure notice, a show cause notice or a stop work notice, nor has the Company or to the knowledge of the Company any of its subsidiaries been threatened with termination for default under any Company Government Contract or Company Government Subcontract.

(e) To the knowledge of the Company, no request for equitable adjustment by any of its vendors, suppliers or subcontractors against it or to the knowledge of the Company any of its subsidiaries relating to any Company Government Contract or Company Government Subcontract in excess of $50,000 exists.

(f) There is no action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened, in connection with any Company Government Contract or Company Government Subcontract, against the Company or any of its subsidiaries, any of their respective directors, officers, employees, or to the knowledge of the Company against any of their respective consultants or agents, alleging fraud or under the United States False Claims Act, the United States Procurement Integrity Act, the Federal Property and Administrative Services Act, the Armed Services Procurement Act or the United States Truth in Negotiations Act.

(g) Neither the Company nor any of its subsidiaries, any of their respective directors, officers, employees, to the knowledge of the Company any of their respective consultants or agents, nor any cost incurred by the Company or any of its subsidiaries pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or, to the knowledge of the Company, investigation or has been disallowed by any Governmental Authority (except routine audits in the ordinary course of business consistent with past practice and audits and investigations that have not resulted in disallowances in excess of $50,000).

(h) Except as set forth on Section 5.20(h) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries have a facility security clearance, nor do any Company or subsidiary employees hold personnel security clearances sponsored by the Company or subsidiary or necessary for the performance of Company Government Contracts or Company Government Subcontracts.

(i) Neither the Company nor any of its subsidiaries has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Authority in connection with the conduct of its business; no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened.

(j) To the knowledge of the Company, there is no ongoing Action by any Governmental Authority relating to any Company Government Contract or Company Government Subcontract or the violation of any Applicable Law relating to any Company Government Contract or Company Government Subcontract, or export controls. There are no outstanding written claims between the Company or any of its subsidiaries and any prime contractor, subcontractor, vendor or other third party arising under or relating to any Company Government Contract or Company Government Subcontract, except such written claims that do not exceed $50,000.

(k) No Governmental Authority has any rights with respect to any technical data or computer software that are material to the business of the Company and its subsidiaries.

(l) No current operations of the Company or any of its subsidiaries are restricted by the Organizational Conflicts of Interest restrictions as set forth in Federal Acquisition Regulation Subpart 9.5.

(m) Except as set forth in Section 5.20(m) of the Company Disclosure Schedule, there are no liquidated damages under any Company Government Contract or Company Government Subcontract.

(n) Except as set forth in Section 5.20(n) of the Company Disclosure Schedule, none of the Company, its subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, managers, employees, consultants or agents is or has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority.

(o) The Company and its subsidiaries do not have any cost-type contracts.

(p) In the six years preceding the date of this Agreement, to the knowledge of the Company, all former U.S. government personnel that have been employed or retained by the Company or any of its subsidiaries comply with Applicable Laws specifically related to post-government employment.

(q) The Company and its subsidiaries comply with proprietary marking requirements of Governmental Authorities for proposal submissions in response to solicitations and deliverable submissions under Company Government Contracts and Company Government Subcontracts.

5.21 Environmental Matters.

(a) The properties, operations, products, and activities of the Company and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as defined below) and all past noncompliance of the Company or any of its subsidiaries with any Environmental Laws or Environmental Permits (as defined below) has been resolved without any pending, ongoing or future obligation, cost or liability.

(b) The Company and its subsidiaries are in possession of all Environmental Permits (as defined below) required in all material respects for the operation and activities of the Company and its subsidiaries pursuant to all applicable Environmental Laws, all such Environmental Permits are in full force and effect, and the Company and its subsidiaries are in compliance in all material respects with all such Environmental Permits.

(c) The Company and its subsidiaries are not subject to any existing, pending or, to the knowledge of the Company, threatened Action by or before any court or Governmental Authority under any Environmental Law in connection with any of the Company’s and its subsidiaries’ properties, products, activities, or operations.

(d) No notice of liability or potential liability under any Environmental Law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., or any request for information under any Environmental Law, has been received by the Company from any Governmental Authority since March 31, 2009.

(e) There has been no Release or threatened Release of any Hazardous Material (as defined below) into the environment by the Company or any of its subsidiaries or in connection with the current properties, products, or operations of the Company and its subsidiaries.

(f) No written claim has been brought against the Company or its subsidiaries by any person claiming personal injuries or property damages due to the exposure of any person or property to any Hazardous Materials in connection with the properties, products, operations and activities of the Company or its subsidiaries, which claim remains pending.

The term “Environmental Laws” means all federal, state, local or foreign laws, authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans, rules or regulations relating to the environment (including, without limitation, indoor and ambient air, surface water, groundwater, wetlands, land surface or subsurface strata) or pollution, including, without limitation, laws relating to or regulating emissions, discharges, releases or threatened releases of Hazardous Materials, or relating to or regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. “Hazardous Materials” means all chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances, toxic or hazardous wastes, petroleum or petroleum products, additives, asbestos, polychlorinated biphenyls, medical or infectious waste, and all materials, substances or chemicals regulated under any Environmental Law. “Environmental Permit” means any permit, approval, license, registration, or other authorization required under or issued pursuant to any applicable Environmental Law. “Release” means any disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, migrating, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

5.22 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board received the opinion of Houlihan Lokey Financial Advisors, Inc., to the effect that, as of the date of the opinion and subject to the assumptions, limitations, and qualifications contained in the opinion, the per share consideration to be received in the Offer and the Merger, taken together, is fair, from a financial point of view to the holders of Company Common Stock (other than Parent, Merger Sub, and their respective affiliates). The Company will provide a complete and correct copy of such opinion to Parent solely for informational purposes after receipt thereof by the Company.

5.23 Board Recommendation; Required Vote. The Company Board, at a meeting duly called and held on March 27, 2011, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the Transactions, taken together, are fair to and in the best interests of the Company Shareholders, (ii) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the FBCA, including, without limitation, Sections 607.0901, 607.0902 and 607.1104 thereof, to the extent applicable) and (iii) recommended that Company Shareholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, to the extent required by Applicable Law, approve and adopt this Agreement and the Transactions (the “Company Board Recommendation”).

5.24 Takeover Laws. The Company Board has approved this Agreement and the Merger in accordance with and for all purposes of Sections 607.0901 and 607.0902 of the FBCA and has taken all action necessary to ensure that neither Section 607.0901 nor Section 607.0902 of the FBCA will impose any material additional procedural, voting, approval, fairness, or other restrictions on the timely consummation of the Merger or restrict, impair or delay the ability of Parent or Merger Sub to engage in any transaction. No other “fair price, “moratorium,” “control share acquisition,” or other anti-takeover statute or regulation of any Governmental Authority is applicable to the Company or the Merger.

5.25 Insurance. The Company is presently insured, and during each of the past three calendar years has been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The Company’s insurance policies are in all material respects in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in all material respects in amounts which are customary, adequate and suitable in relation to the business, assets and liabilities of the Company and all premiums to date have been paid in full. The Company is a “named insured” or an “insured” under such insurance policies. The Company has not been refused any insurance, nor has the coverage of the Company been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three years. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Company provide adequate coverage against loss and may be continued by the Company without modification or premium increase after the Effective Time and for the duration of their current terms.

5.26 Rights Agreement. The Company Board has taken all necessary action to render the Rights Agreement inapplicable to the Transactions and to cause the rights distributed to the Company Shareholders (the “Rights”) to expire at or immediately prior to the Effective Time, and neither the execution and delivery of this Agreement nor the consummation of the Merger and the Transactions in accordance with this Agreement will result in the occurrence of a Distribution Date, as defined in the Rights Agreement, or otherwise cause the Rights to become exercisable by the holders hereof.

5.27 Customers and Suppliers. Section 5.27 of the Company Disclosure Schedule sets forth the top ten (10) suppliers (based on expenditures for the twelve months ended March 31, 2010) of products or services to the Company and the Company’s subsidiaries and the top ten (10) customers of the Company and the Company’s subsidiaries (based on revenues for the twelve months ended March 31, 2010). Since March 31, 2010 and through the date hereof, neither the Company nor any of the Company’s subsidiaries has received any written or oral communication or notice from any such customer, supplier or distributor to the effect that any such customer, supplier or distributor (a) has terminated, or materially reduced or amended in a material and adverse respect, or is reasonably likely to terminate or materially reduce, its business relationship with the Company or any of its subsidiaries.

5.28 No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Section 5, the Company is not making and has not made, and no other person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the Transactions, and no person is authorized to make any such representation or warranty on behalf of the Company. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its subsidiaries and their respective businesses and operations. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, or any other person, with respect thereto. Accordingly, Parent and Merger Sub acknowledge that none of the Company nor any of its subsidiaries, nor any of their respective Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, or business plans (except that, to the knowledge of the Company, the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans are reasonable in light of circumstances known on the date of this Agreement).

ARTICLE VI

COVENANTS OF THE PARTIES

The parties agree that:

6.1 Mutual Covenants.

(a) Reasonable Best Efforts; Parent Vote; Notification.

(iii) Each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the Transactions, including (A) the obtaining of all necessary actions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all material consents, approvals or waivers from third parties that are necessary to consummate the Merger and the Transactions and that are required to prevent a Material Adverse Effect from occurring prior to or after the Effective Time, (C) the preparation of the Proxy Statement, and (D) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by, and to fully carry out the purposes of, this Agreement.

(iv) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of Company Common Stock beneficially owned by it or any of its affiliates or with respect to which it or any of its affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of shareholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of the Company by consent in lieu of a meeting). Immediately following the execution of this Agreement, Parent shall execute and deliver in its capacity as the sole shareholder of Merger Sub, a written consent adopting the Merger Agreement.

(v) Notwithstanding anything to the contrary in this Agreement, (A) neither Parent nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that could reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations or financial condition of Parent combined with the Surviving Corporation after the Effective Time, (B) prior to the Effective Time, the Company shall not be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect, (C) neither party nor their respective subsidiaries shall be required to take any action that would reasonably be expected to substantially impair the benefits expected, as of the date hereof, to be realized from consummation of the Merger and (D) neither party shall be required to waive any of the conditions to the Merger set forth in Article VII as they apply to such party.

(b) Public Announcements. The initial press release concerning the Merger and the Transactions shall be a joint press release approved by Parent and the Company. Unless otherwise required by Applicable Laws or requirements of NASDAQ (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.1, other than in connection with reasonable responses to questions in quarterly earnings conference calls, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or public statement prior to such consultation; provided, however, that the restrictions in this Section 6.1(b) will not apply to any press release or public announcement, statement or disclosure made by the Company following, and related to, or by Parent following, a Change of Recommendation by the Company Board under Section 6.3(e) of this Agreement.

6.2 Covenants of Parent.

(a) Indemnification; Directors’ and Officers’ Insurance.

(i) From and after the Effective Time, Parent will, and Parent will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Company pursuant to the indemnification agreements between the Company and its respective current or past directors, officers, employees or agents as of the Effective Time (the “Company Indemnified Parties”) identified on Section 6.2(a) of the Company Disclosure Schedule and any indemnification provisions under the Company’s Articles of Incorporation or Bylaws as in effect on the date of this Agreement. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Company Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of the Company as in effect on the date of this Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by Applicable Law; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Company Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 6.2(a), the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as the claim is fully and finally resolved.

(ii) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor, in all respects, the obligation of the Company pursuant to any indemnification agreements of the Company, on the one hand, and any Company Indemnified Party, on the other hand, and any indemnification, exculpation, or advancement of expenses provisions under those agreements; provided, however, that such obligation shall be subject to any limitation imposed from time to time under Applicable Law.

(iii) From the Effective Time and until its sixth anniversary, Parent shall cause the Surviving Corporation to maintain in effect, for the benefit of the current or past directors and officers of the Company with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing Policy”); provided, however, that the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable or better coverage with respect to both amount and the absence of exclusions.

(iv) Parent and the Surviving Corporation jointly and severally agree to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Company Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.2(a) to the extent that such Company Indemnified Party is judicially determined to be entitled to indemnification under this Section 6.2(a).

(v) If Parent or the Surviving Corporation or any of their successors or assigns shall (A) consolidate with or merge with any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (B) transfer all or substantially all of its properties and assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of the surviving corporation shall assume all the obligations of Parent and Surviving Corporation set forth in this section. This Section 6.2(a) shall survive the consummation of the Merger at the Effective Time, is intended to be for the benefit of, and enforceable by, each person entitled to indemnification pursuant to this Section 6.2(a) and each such person’s or entity’s heirs and representatives, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

(b) Merger Sub. Prior to the Acceptance Date, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the issuance of its stock to Parent) or any material liabilities.

(c) Employees and Employee Benefits. From and after the Effective Time, Parent shall treat all service by the Company Employees (as defined below) with the Company and their respective predecessors prior to the Effective Time for all purposes as service with Parent (except for purposes of benefit accrual under defined benefit pension plans or to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan of the Parent in which the Company Employees participate after the Effective Time, Parent shall waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Company Employee who was, as of the Effective Time, excluded from participation in a comparable Plan by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time during the plan year of the applicable Plan in which the Effective Time occurs by a Company Employee or a Company Employee’s covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent and subsidiaries of Parent. For purposes of this Section 6.2(c), “Company Employees” means persons who are, as of the Effective Time, employees of the Company.

(d) Standstill. Except as contemplated by this Agreement, prior to the Acceptance Date, neither Parent nor any current or future affiliate of Parent, during the term of this Agreement (the “Standstill Term”), shall in any manner, directly or indirectly, without the prior written approval of the Company’s Board of Directors: (i) effect or seek, offer or propose to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate, encourage or form, join or in any way participate in a “group” (as defined under the rules and regulations of the SEC) with any other person to effect or seek, offer or propose to effect or participate in (A) any acquisition of any voting securities (or beneficial ownership thereof), or rights or options to acquire any voting securities (or beneficial ownership thereof), or any assets or businesses of the Company, (B) any tender or exchange offer, merger or other business combination involving the Company, any of its subsidiaries or affiliates or the assets of the Company or its subsidiaries or affiliates, (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or affiliates, or (D) any “solicitation” of “proxies” (as these terms are used in the rules and regulations of the SEC) or consents to vote any voting securities of the Company or any of its affiliates; (ii) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the matters set forth in (i) above, or (iii) authorize any of their respective Representatives to, in any manner, directly or indirectly, take any of the actions set forth in (i) or (ii) above. This provision supersedes the standstill agreement of the parties in the Confidentiality Agreement (as defined below).

6.3 Covenants of the Company.

(a) The Company Shareholders Meeting.

(i) If required by Applicable Law in order to consummate the Merger, the Company shall take all action in accordance with the federal securities laws, the FBCA and the Company’s Articles of Incorporation and the Company’s Bylaws necessary to duly and properly call, give notice of, convene and hold a special meeting of the Company Shareholders (the “Company Shareholders Meeting”) to be held on a date determined in consultation with Parent as soon as reasonably practicable following the Acceptance Date, to consider and vote upon approval of the Merger, this Agreement and the Transactions.

(ii) If required by Applicable Law in order to consummate the Merger, as soon as reasonably practicable following the Acceptance Date, the Company shall take all lawful actions to solicit the prompt approval of the Merger, this Agreement and Transactions, by the Company Shareholders, and the Company Board shall recommend approval of the Merger, this Agreement and the Transactions by the Company Shareholders (to the extent not previously withdrawn pursuant to Section 6.3(e).

(iii) If required by Applicable Law in order to consummate the Merger, as soon as reasonably practicable following the Acceptance Date, the Company (A) will prepare and file with the SEC the Proxy Statement with respect to the Company Shareholders Meeting, (B) will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as soon as reasonably practicable thereafter, if such clearance is required, and (C) as soon as reasonably practicable thereafter, will cause copies of the Proxy Statement and form of proxy to be mailed to the Company Shareholders in accordance with the provisions of the FBCA. Prior to the filing of the Proxy Statement and form of proxy with the SEC, the Company will provide a reasonable opportunity for Parent to review and comment upon the contents of the Proxy Statement and form of proxy and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to Company Shareholders entitled to vote at the Company Shareholders Meeting at the earliest practicable time. The Proxy Statement and form of proxy will comply as to form in all material respects with the applicable requirements of the Exchange Act and rules and regulations of the SEC. The Proxy Statement will include the recommendation of the Company Board that the Company Shareholders approve this Agreement (subject to Section 6.3(e) hereof). After delivery to the Company Shareholders of copies of the Proxy Statement and form of proxy, the Company will use its reasonable best efforts to solicit proxies in connection with such Company Shareholders Meeting in favor of approval of this Agreement (subject to Section 6.3(e) hereof).

(iv) Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 6.3, including its obligation to duly call, give notice of, convene and hold the Company Shareholders Meeting, shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Superior Proposal (as defined in Section 6.3), until and unless the Company terminates this Agreement in accordance with Section 8.1.

(v) Notwithstanding the foregoing, in the event that Merger Sub shall own and hold, together with all Company Common Stock held by Parent, at least eighty percent (80%) of the then outstanding Company Common Stock, after purchasing shares of Company Stock in the Offer, and, if applicable, pursuant to the Top-Up Option, the parties hereto agree, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective in accordance with the FBCA, as soon as reasonably practicable after such acquisition, without a Company Shareholders Meeting.

(b) Company Board Representation; Section 14(f).

(i) Subject to compliance with Applicable Law, upon the Acceptance Date and from time to time thereafter, Merger Sub shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give Merger Sub representation on the Company Board equal to the product of (x) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (y) the ratio that the aggregate number of shares of Company Common Stock beneficially owned collectively by Parent, Merger Sub and any of their affiliates following such acceptance for purchase bears to the total number of shares of Company Common Stock then outstanding, and the Company shall, at such time, upon Parent’s request, promptly take all actions reasonably necessary to cause Merger Sub’s designees to be elected as directors of the Company, including, at Parent’s election, by increasing the size of the Company Board or seeking and accepting the resignations of incumbent directors, or both. At such times, the Company shall cause persons designated by Merger Sub to constitute the same percentage (rounded up, if necessary) as persons designated by Merger Sub constitute of the Company Board of (i) each committee of the Company Board, (ii) the board of directors of each Company subsidiary and (iii) each committee of each such board. The provisions of this Section 6.3(b) are in addition to, and shall not limit, any right that Merger Sub, Parent or any affiliate of Merger Sub or Parent may have (with respect to the election of directors or otherwise) under Applicable Law as a holder or beneficial owner of shares of Company Common Stock.

(ii) The Company shall promptly take all actions required to fulfill its obligations under this Section 6.3(b), including all such actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Merger Sub shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

(iii) Notwithstanding anything in this Agreement to the contrary, in the event that Merger Sub’s designees are elected or designated to the Company Board, then until the Effective Time, the Company and Parent shall use their reasonable best efforts to cause the Company Board to have at least two (2) directors who are directors on the date of this Agreement and who are independent directors for purposes of the continued listing requirements of the NASDAQ Marketplace Rules (such directors, the “Independent Directors”), provided that, if any Independent Director is unable to serve due to death or disability or any other reason, the remaining Independent Director(s) shall be entitled to elect or designate another individual (or individuals) who serve(s) as a director (or directors) on the date of this Agreement (provided that no such individual is an employee of the Company or the Company Subsidiaries) to fill the vacancy, and such director (or directors) shall be deemed to be an Independent Director (or Independent Directors) for purposes of this Agreement. If no Independent Director then remains, the other directors shall designate two (2) individuals, provided that such individuals shall not be employees, officers, directors or affiliates of the Company, Parent or Merger Sub (or, in the event that there shall be less than two (2) directors available to fill the vacancies as a result of such individuals’ deaths, disabilities or refusals to serve, such smaller number of individuals who are directors on the date of this Agreement) to fill the vacancies and such directors shall be deemed Independent Directors for purposes of this Agreement. Following the Acceptance Date and prior to the Effective Time or termination of this Agreement by the Company, the approval of a majority (at least two) of the Independent Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any amendment or termination of this Agreement on behalf of the Company, any extension by the Company of the time for the performance of any of the obligations of Parent or Merger Sub under this Agreement, any waiver of compliance with any of the agreements of Parent or Merger Sub or conditions contained herein for the benefit of the Company, any amendment of the Articles of Incorporation or By-Laws of the Company , any action that would prevent or materially delay the consummation of the Merger, and any other determination with respect to any action to be taken or not taken by or on behalf of Company or the Company Board relating to this Agreement or the Transactions. The Independent Directors shall have the authority to retain counsel (which may include current counsel to the Company) at the expense of the Company for the purpose of fulfilling their obligations hereunder, and shall have the authority, after the Acceptance Date, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms (and such authorization for such an action shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize such action).

(c) Conduct of the Company’s Operations. Between the date of this Agreement and the earlier of (i) the Effective Time and (ii) the date on which Merger Sub’s designees constitute a majority of the members of the Company Board, the Company shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the Transactions and shall use its reasonable best efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, the Company shall not, except as required by Applicable Law, as otherwise expressly contemplated or permitted by this Agreement or as set forth in Section 6.3(c) of the Company Disclosure Schedule, without the prior written consent of Parent:

(i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock (except grants of the Company Stock Options to the Company employees in the ordinary course of business consistent with past practices provided that the Company shall consult with Parent prior to making any such grants or making any recommendation to the Company Board with respect to such grants), (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of the Company Stock Options that are outstanding as of the date hereof), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

(ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

(iii) make or propose any changes in the Company’s Articles or the Company’s Bylaws;

(iv) merge or consolidate with any other person;

(v) acquire assets or capital stock of any other person outside of the ordinary course of business consistent with past practice in an amount in excess of $200,000;

(vi) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice or pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business or as reflected or reserved against in the most recent financial statements;

(vii) create any subsidiaries;

(viii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice with respect to non-officer employees (except for severance or change in control agreements, which in all cases shall require the prior written consent of Parent), except for bonuses disclosed in Section 5.15(l) of the Company Disclosure Schedule or otherwise increase the compensation or benefits provided to any present or former officer, director, consultant or employee except as may be required by Applicable Law, or grant, or reprice the exercise or payment of any of the Company Stock Options or other equity-based awards (except for grants to the extent permitted by Section 6.3(c)(i));

(ix) enter into, adopt or amend any Plan, except as may be required by Applicable Law;

(x) take any action that could give rise to severance benefits payable to any officer or director of the Company as a result of consummation of the Transactions;

(xi) change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles as advised by the Company’s regular independent accountants;

(xii) settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $200,000;

(xiii) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in Section 5.16 of the Company Disclosure Schedule;

(xiv) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted, in each case, by Section 6.3(e));

(xv) incur, authorize or commit to any capital expenditures in excess of the amount incurred in accordance with prior practice;

(xvi) permit any material insurance policy naming the Company or any of its subsidiaries as a beneficiary or a loss payee to be canceled or terminated, except in the ordinary course of business;

(xvii) enter into any Contract, other than any agreement entered into in the ordinary course of business consistent with past practice, or amend or modify in any material respect or terminate any Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its subsidiaries;

(xviii) make any payments in respect of policies of directors’ and officers’ liability insurance (premiums or otherwise), other than premiums paid in respect of its current or renewed or replacement policies;

(xix) take any action that will likely result in the representations and warranties set forth in Article V becoming false or inaccurate in any material respect;

(xx) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

(xxi) agree in writing or otherwise to take any of the foregoing actions.

(d) Certain Tax Matters.

(i) During the period from the date of this Agreement to the Effective Time, except as would not be expected to have a Material Adverse Effect, as the case may be, the Company shall, and shall cause each of its respective Subsidiaries to: (A) timely file all Tax Returns (taking into account any permitted extensions) required to be filed by or on behalf of such entity; (B) timely pay all Taxes due and payable; (C) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practices for all Taxes payable but not yet due; and (D) promptly notify the Parent of any actions pending against or with respect to such entity in respect of any amount of Tax and not settle or compromise any material Tax liability without the other party’s consent, which shall not be unreasonably withheld.

(ii) Except in the ordinary course of business and consistent with past practices, the Company and its respective Subsidiaries shall from the date of this Agreement to the Effective Time (A) not file any material amended Tax Return or claim for a material Tax refund; (B) not agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Taxes; (C) not settle or compromise material Tax liability or surrender the right to a material Tax refund; (D) not make or change any material Tax election; and (E) not change any Tax accounting period or change any material method of Tax accounting, in each case, without the prior written consent of Parent.

(e) Solicitation.

(i) Definitions. For purposes of this Agreement,

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement with confidentiality and standstill provisions no less restrictive with respect to the conduct of the person to whom information is disclosed than those contained in the Mutual Non-Disclosure Agreement signed by Parent and the Company (the “Confidentiality Agreement”).

“Acquisition Proposal” means any proposal, offer or indication of interest made by any person or group of persons (other than Parent, Merger Sub or an affiliate thereof), including any proposal, offer or indication of interest to the Company Shareholders, relating to, or that could reasonably be expected to lead to, in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange for 50% (in number or voting power) or more of any class of equity securities of the Company, business combination, recapitalization, liquidation, dissolution or other similar transaction (including any so-called merger-of-equals and whether or not the Company is the entity surviving any such transaction) involving the Company or any of its subsidiaries; (ii) any sale, lease, license, exchange, transfer or other disposition of assets (including equity securities of any subsidiary) or businesses that constitute 50% or more of the revenues, net income or assets of the Company and its subsidiaries, taken as a whole; (iii) any sale, issuance, exchange, transfer or other disposition in which the Company or any of its subsidiaries participates and which results in any person beneficially owning more than 50% (in number or voting power) of any class of equity securities or other capital stock of the Company or of any of its subsidiaries; or (iv) any transaction, including a tender offer or exchange offer, that, if consummated, would result in any person, together with all affiliates thereof, beneficially owning more than 50% (in number or voting power) of any outstanding class of equity securities or other capital stock of the Company or of any of its subsidiaries.

“Superior Proposal” means a bona-fide written Acquisition Proposal made by a third party to the Company after the date of this Agreement, and which the Company Board (A) determines in its good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable to the Company Shareholders from a financial point of view than the Offer and Merger, taking into account all relevant factors (including, among other things, expected timing, risk of consummation, availability of financing, all other terms and conditions, and any proposed changes to this Agreement that may be proposed by the Parent in a binding written offer in response to such Acquisition Proposal).

“Excluded Party” means any person or group of related persons from whom the Company has received, prior to the Solicitation Period End Date, a written indication of interest that the Company Board reasonably determines (and provides written notice to Parent of such determination and a summary of the key terms thereof pursuant to subsection (ix) below) is bona fide and could reasonably be expected to result in a Superior Proposal and which indication of interest is the subject of discussions that are continuing on the Solicitation Period End Date.

(ii) During the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on May 11, 2011 (the “Solicitation Period End Date”), the Company and its Representatives shall be permitted to, and shall have the right to, directly or indirectly, (A) solicit, initiate or encourage any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (B) participate in discussions or negotiations regarding, and furnish to any person information with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may lead to, an Acquisition Proposal (provided that the person has executed an Acceptable Confidentiality Agreement), and (C) having complied with Section 6.3(e)(vi), authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) any such Acquisition Proposal. Parent and its Representatives shall not contact, discourage, interfere with or participate in discussions with (in each case, regarding an Acquisition Proposal), any person that, to Parent’s knowledge, has made, or is considering or participating in discussions or negotiations with the Company or its Representatives regarding an Acquisition Proposal. The Company shall promptly deliver to Parent a copy of any confidential information memorandum (or similar material) distributed to potential purchasers and shall notify the Parent if any bidder has received access to any information that has not been made available to Parent and shall promptly give Parent access to such information. The Company shall not allow any interested person to visit any of its foreign facilities unless it has determined that the person has a bona-fide interest in acquiring the Company and has or has access to the financial wherewithal to consummate a Superior Proposal.

(iii) Subject to Sections 6.3(e)(iv)-(vi) below, (A) on the Solicitation Period End Date, the Company shall, and shall direct its Representatives to, immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any Acquisition Proposal and (B) during the period beginning on the Solicitation Period End Date and continuing until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, the Company agrees that it shall not, and that it shall direct its Representatives not to, directly or indirectly, (1) solicit, initiate, propose or knowingly facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (2) engage in, enter into, continue or otherwise participate in any negotiations regarding an Acquisition Proposal with, or furnish any non-public information or access to its properties, books, records or personnel to, any person that has made or, to the Company’s knowledge, is considering making an Acquisition Proposal, (3) engage in, enter into, continue or otherwise participate in any discussions regarding an Acquisition Proposal with any person that has made or, to the Company’s knowledge, is considering making an Acquisition Proposal, except to notify such person as to the existence of the provisions of this Section 6.3(e), (4) approve, endorse, or recommend, or propose to approve, endorse or recommend, any Acquisition Proposal, (5) enter into any letter of intent or agreement in principle or any agreement providing for any Acquisition Proposal (except for confidentiality agreements permitted under this Section 6.3(e)), (6) otherwise cooperate with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than Parent, Merger Sub or their Representatives) with respect to, or which would reasonably be expected to result in, an Acquisition Proposal, or (7) exempt any person from the restrictions contained in any state takeover or similar laws , or (8) resolve to propose or agree to do any of the foregoing. Any breach by any Representative of the Company or its Subsidiaries of this Section 6.3(e)(iii) shall be deemed to be a breach by the Company. Notwithstanding the commencement of the obligations of the Company under this Section 6.3(e)(iii), the Company may continue to engage in activities permitted in Section 6.3(e)(ii) with respect to an Excluded Party until the Acceptance Date, including with respect to any amended or revised proposal submitted by such Excluded Party.

(iv) Notwithstanding the limitations set forth in Section 6.3(e)(iii), at any time from the Solicitation Period End Date and continuing until the earlier of the Acceptance Date and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Termination Date”), if the Company receives an unsolicited (except with respect to an Excluded Party) bona fide written Acquisition Proposal (A) which (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, could reasonably be expected to result in a Superior Proposal and (B) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company Shareholders under Applicable Law, then the Company may take the following actions: (x) furnish non-public information to the person making such Acquisition Proposal (provided that the person has executed an Acceptable Confidentiality Agreement) and (y) engage in discussions or negotiations with such person with respect to such Acquisition Proposal.

(v) Other than in accordance with Section 6.3(e)(vi), the Company Board shall not: (A) withdraw, modify, amend or qualify, or propose publicly to withdraw, modify, amend or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation; (B) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Acquisition Proposal; (C) fail to recommend against acceptance of any tender offer or exchange offer other than the Offer for the Company Common Stock (it being understood that the Company Board may take no position with respect to an Acquisition Proposal until the close of business on the 10th day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification); (D) exempt any person from the restrictions contained in any state takeover or similar laws; or (E) fail to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents (each of the foregoing, a “Change of Recommendation”).

(vi) Notwithstanding Section 6.3(e)(v) or anything else in this Agreement to the contrary, before the Acceptance Date, in response to the Company’s receipt of a Superior Proposal that has not been withdrawn or abandoned, the Company Board may, at any time prior to the Acceptance Date, (x) make a Change of Recommendation if the Company Board has concluded in good faith, after consultation with the Company’s outside legal counsel, that taking such action is required in order for the Company Board to comply with its fiduciary duties to the Company Shareholders under Applicable Law and approve or recommend such Superior Proposal, and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y) unless, at or concurrently with such termination, the Company pays the Termination Fee in full and otherwise complies with the provisions of Article VIII; provided further that the Company Board shall not approve or recommend any Superior Proposal pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) to enter into a definitive agreement with respect to such Superior Proposal unless:

A. the Company shall have provided prior written notice to Parent, at least (72) hours in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the identity of the party making such Superior Proposal and the material terms and conditions thereof, and include a copy of the written proposal of the party making such Superior Proposal;

B. after providing such notice and prior to effecting such Change of Recommendation, approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall, during the Notice Period, negotiate with Parent or its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Company not to effect a Change of Recommendation or would cause the Acquisition Proposal no longer to be a Superior Proposal, as reasonably determined by the Company Board, and make their Representatives available for such negotiations; and

C. the Company Board shall have considered in good faith any changes to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect.

In the event of any amendment to the financial terms or any other material revision to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 6.3(e)(vi) with respect to such new written notice, except that the Company’s Notice Period shall be reduced to twenty-four (24) hours (rather than the seventy-two (72) hours otherwise contemplated by this Section 6.3(e)(vi)).

(vii) No Change of Recommendation shall change the approval of the Company Board for purposes of causing any state takeover statute, other state law or the Rights Agreement to be inapplicable to the Transactions. However, after any termination of this Agreement in accordance with Section 8.1, the state takeover statutes and Rights Agreement will apply to any offer, stock purchase or other action by Buyer that triggers those measures.

(viii) Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit the Company or the Company Board from complying with its disclosure obligations under Applicable Law with respect to an Acquisition Proposal or from taking or disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act. Notwithstanding anything in this Agreement to the contrary, disclosure that the Company Board has determined that any person or group is an Excluded Party and information related to the Acquisition Proposal of such person or group (including the identity of the person or group and the terms and conditions of such Acquisition Proposal) shall not be deemed to be a Change in Recommendation if made prior to the Acceptance Date and such disclosure includes an express reaffirmation of the Company Board Recommendation and does not recommend in any way that Company Shareholders postpone or delay tendering their shares into the Offer as a result of such determination.

(ix) Notice. From and after the date hereof until the Solicitation Period End Date, the Company shall promptly (and, in any event, within three (3) business days) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by the Company or its Representatives, indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers). Within one (1) business day following the Solicitation Period End Date, the Company shall notify Parent of the number of Excluded Parties and provide Parent with a written summary of the material terms and conditions of any Acquisition Proposal received from any Excluded Party. From and after the Solicitation Period End Date, the Company shall promptly (and, in any event, within three (3) business days) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, and thereafter shall keep Parent reasonably informed of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(f) Litigation Cooperation. In the event that any permanent, preliminary or temporary order or Applicable Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, the Company and Parent shall use their reasonable best efforts to take any and all steps reasonably necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. The Company and Parent shall keep each other reasonably informed unless doing so would, in the reasonable judgment of such other party, jeopardize any privilege of the Company or any of its subsidiaries with respect thereto, regarding any Litigation commenced or threatened against any party to this Agreement or any of their respective affiliates by any Governmental Authority or any private party relating to, arising out of or involving this Agreement or the Transactions or that would otherwise prevent or materially impede the consummation of the Transactions (collectively, the “Transaction Litigation”). The Company and Parent shall promptly advise each other orally and in writing and shall cooperate fully in connection with, and shall consult with each other with respect to any Transaction Litigation and the Company and Parent shall give consideration to each other’s advice with respect to such Transaction Litigation.

(g) Access. The Company shall permit representatives of Parent to have appropriate access at all reasonable times to the Company’s premises, properties, books, records, contracts, documents, customers and suppliers. Parent will keep the information obtained pursuant to this Section 6.3(g) or in connection with this Agreement confidential in accordance with the terms of the Confidentiality Agreement and shall cause its Representatives who receive any portion of the same to keep all such information confidential, except as may otherwise be required by law.

(h) Form 10-K; Subsequent Financial Statements. The Company shall use its reasonable best efforts to file with the SEC its Form 10-K for the fiscal year ended March 31, 2011 on or before May 20, 2011. The Company shall consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any the Company SEC Documents after the date of this Agreement.

ARTICLE VII

CONDITIONS

7.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

(a) This Agreement, the Merger and the Transactions shall have been approved and adopted by the Company Shareholders in the manner and to the extent required by any Applicable Law and in accordance with the requirements of NASDAQ and the Company’s Articles of Incorporation and Bylaws (the “Company Shareholder Approval”).

(b) Any material approvals of any Governmental Authority that are required with respect to the Transactions and that are designated as a condition to closing in Section 7.1(b) of the Company Disclosure Schedule shall have been obtained.

(c) No provision of any Applicable Law (including, without limitation, Section(s) 607.0901 and/or 607.0902 of the FBCA and/or any other “fair price,” “moratorium,” “control share acquisition,” or other anti-takeover statute or regulation of any Governmental Authority) and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger or the Transactions or limiting the ownership or operation by Parent, the Company or any of their respective subsidiaries of any material portion of the businesses or assets of Parent or the Company.

(d) There shall not be pending any Action (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the Transactions, (ii) except to the extent consistent with the obligations of the Company and Parent under Section 6.1(a), seeking to prohibit or limit the ownership or operation by Parent, the Company or any of their respective subsidiaries of, or to compel Parent, the Company or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Parent, the Company or any of their respective subsidiaries, as a result of the Merger or any of the Transactions, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the shareholders of the Surviving Corporation or (iv) seeking to prohibit Parent or any subsidiary of Parent from effectively controlling in any material respect the business or operations of Parent or the subsidiaries of Parent.

(e) Merger Sub shall have previously purchased and accepted for payment, or caused to be accepted for payment, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

7.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and Transactions shall be subject to the fulfillment of the following conditions, on or prior to the Closing Date, unless waived by the Company:

(a) Each of the representations and warranties of each of Parent and Merger Sub set forth in Article IV shall be true and correct in all respects on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects could not reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Merger.

(b) Each of Parent and Merger Sub shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

(c) Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by the Chairman, Chief Executive Officer, or any Vice President to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

7.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment of the following conditions, on or prior to the Closing Date, unless waived by Parent:

(a) Each of the representations and warranties of the Company set forth in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation therein) as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall have been true and correct only as of such specified date), except where the failure of such representations and warranties (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation therein) to be true and correct in all respects does not and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company shall have performed in all material respects its covenants and obligations hereunder at or prior to the Effective Time.

(c) The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its Chief Executive Officer or any Vice President to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied in all material respects.

(d) Since the date of this Agreement, there shall not have been any Material Adverse Effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Company Shareholders):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if there shall be any Applicable Law that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Parent or the Company from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable, provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove such judgment, injunction, order or decree;

(c) by either Parent or the Company, if the Acceptance Date shall not have occurred by July 10, 2011 (the “Offer Outside Date”), or if the Merger shall not have been consummated before September 23, 2011 (the “Merger Outside Date”), provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure or whose affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(d) by either Parent or, prior to the Acceptance Date, the Company, if the Company Board shall have (i) withdrawn, modified or changed the Company Board Recommendation in a manner adverse to Parent, or (ii) approved or recommended any Acquisition Proposal;

(e) by Parent or the Company, if at the Company Shareholders Meeting (including any adjournment or postponement thereof) the Company Shareholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure or whose affiliate’s failure to perform any material covenant or obligation under this Agreement caused the failure to obtain such Company Shareholder Approval;

(f) by Parent or, prior to the Acceptance Date, the Company, if (i) the terminating party is not in material breach of its obligations under this Agreement and (ii) there shall have been a material breach by the other of any of its covenants or agreements contained in this Agreement and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach;

(g) by Parent, if the Company has breached any of its representations and warranties in Article V of this Agreement and as a result thereof, the condition set forth in Section 7.3(a) could not be satisfied, and such breach is not cured within 30 days after notice thereof shall have been received by the party alleged to be in breach; or

(h) by the Company prior to the Acceptance Date, if Parent and Merger Sub have breached any of their representations and warranties in Article IV of this Agreement and as a result thereof, the condition set forth in Section 7.2(a) could not be satisfied.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except for Section 8.3; provided, however, that this Section 8.2 and any termination of this Agreement shall not relieve a party to this Agreement from liability to the other party for damages arising from a willful or intentional breach of this Agreement; provided, however, that the Company will not have any liability under this Agreement in the event that it is obligated to pay, and has paid, the Termination Fee.

8.3 Termination Fee. The Company shall pay to Parent the sum of $1,250,000 (the “Termination Fee”) on the terms provided below upon the occurrence of any of the following events:

(a) Failure to Obtain Company Shareholder Approval/Pending Acquisition Proposal. The Agreement has been validly terminated by Parent or the Company pursuant to Section 8.1(e), and (i) prior to the time of the Company Shareholders Meeting at which a vote is taken by the Company Shareholders on a proposal to adopt this Agreement, there was a publicly announced proposal by a third party contemplating an Acquisition Proposal, (ii) such proposal was pending at the time of such Company Shareholders Meeting and has not been publicly withdrawn, (iii) this Agreement has not been adopted at such Company Shareholders Meeting, (iv) Parent has not materially breached any provision of this Agreement at or prior to the time of the termination of this Agreement, and (v) within 270 days after the termination of this Agreement, the Acquisition Proposal contemplated by the proposal pending at the time of such Company Shareholders Meeting has been consummated by the Company. The Termination Fee shall be payable by the Company to Parent within five business days after the consummation of the Acquisition Proposal.

(b) Withdrawal of Support by Company Board. This Agreement has been validly terminated by Parent or the Company pursuant to Section 8.1(d), and the Parent has not materially breached any provision of this Agreement at or prior to the time of termination of this Agreement. The Termination Fee shall be payable by the Company to Parent concurrently with the termination if the Company initiated the termination, and within five business days after the termination if Parent initiated the termination.

(c) Breach. This Agreement has been validly terminated by Parent pursuant to Section 8.1(f), and (i) at the time of termination there is a publicly announced proposal by a third party contemplating an Acquisition Proposal that is pending and has not otherwise been publicly withdrawn, (ii) Parent has not materially breached any provision of this Agreement at or prior to the time of the termination of this Agreement, and (iii) within 270 days after the termination of this Agreement, the Acquisition Proposal contemplated by the proposal pending at the time of termination is consummated by the Company. The Termination Fee shall be payable by the Company to Parent within five business days after the consummation of the Acquisition Proposal.

Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee becomes payable pursuant to Section 6.3(e)(vi) or this Section 8.3 and is paid in accordance with this Agreement, the receipt of such fee shall be deemed to be liquidated damages and the exclusive remedy for any breach and any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Representatives in connection with this Agreement (and the termination or breach hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent, Merger Sub, any of their respective Representatives or any other person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Representatives arising out of this Agreement, any of the Transactions or any matters forming the basis for such termination, whether for damages or specific performance of this Agreement. In no event will the Company be required to pay the Termination Fee on more than one occasion.

8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the Company Shareholders, but after any such approval, no amendment shall be made that by law requires further approval or authorization by the Company Shareholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX

MISCELLANEOUS

9.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties shall not survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

Coleman Cable, Inc.

1530 Shields Drive

Waukegan, IL 60085

Attention: Richard Burger, Chief Financial Officer

Telecopy No.: 847-689-9909

with a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention: James J. Junewicz

Telecopy No.: (312) 558-5700

(b)	if to the Company:

Technology Research Corporation

5250 140th Avenue North

Clearwater, FL 33760

Attention: Chief Executive Officer

Telecopy No.: (727) 535-9691

with a copy to:

Hill, Ward & Henderson, P.A.

101 E. Kennedy Boulevard

Suite 3700

Tampa, FL 33602

Attention: David S. Felman and Christopher J. Stephens

Telecopy No.: (813) 221-2900

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; when dispatched, if sent by facsimile, subject to confirmation of uninterrupted transmission by a transmission report; provided that any notice dispatched by facsimile after 17:00 hours (at the place where facsimile is to be received) shall be deemed to have been received at 08:00 (at the place where facsimile is to be received) on the next business day; when dispatched, if sent by electronic mail, subject to electronic confirmation of receipt by the recipient or telephone confirmation thereof.

9.3 Interpretation.

(a) Generally. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. For purposes of this Agreement, a “subsidiary” when used with respect to any party means any corporation or other organization, incorporated or unincorporated, (i) of which such party or another subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have 50% or more of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is directly or indirectly owned or controlled by such party or one or more of its subsidiaries). For purposes of this Agreement, “knowledge of the Company” shall mean the knowledge of any of the following individuals: Robert Woltil, Roger Boatman, Mark Steele, Brad Freeman, Doug Tilghman, Dick Checket, Rick O’Neal, Raymond Malpocher and Hamze Moussa. For purposes of this Agreement, “Applicable Laws” mean any applicable federal, state, regional, local or foreign law, statute, ordinance, rule, regulation or order. For purposes of this Agreement, “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” defined in Section 13(d)(3) of the Exchange Act), trust, association, or entity of government, political subsidiary, agency or instrument of government.

(b) Material Adverse Effect. For the purposes of any provision of this Agreement, a “Material Adverse Effect” shall be deemed to occur if any event, change or effect, individually or in the aggregate with all such other events, changes or effects, (A) has occurred which has a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole or (B) that prevents or materially delays or materially impairs the ability of the Company to consummate the Transactions; provided, however, that, in the case of clause (A) only, a Material Adverse Effect shall not include (either alone or in combination) any change in or effect upon the Company directly or indirectly arising out of or attributable to: (i) changes, events, or occurrences affecting the industry or industry sector in which the Company operates, or the United States economy as a whole or in any location where the Company has material operations; (ii) changes, events, or occurrences affecting general economic conditions in the United States; (iii) changes, events, or occurrences affecting the securities markets, credit markets, currency markets or other financial markets in the United States or any other country in the world; (iv) political conditions in the United States or any other country in the world (except for Honduras, which is subject to the standard set forth in the following sentence), or a material worsening of current conditions, caused by acts of war, sabotage, or terrorism; (v) changes, events, or occurrences (including the loss of employees or loss of, or any disruption in, supplier, customer, licensor, licensee, partner or similar relationships) resulting from the announcement or pendency of this Agreement and the Transactions; (vi) the taking of any action approved or consented to by Parent, or the failure to take any action to which Parent has approved or consented in writing or otherwise requested in writing; (vii) the failure to take any action specifically prohibited by this Agreement; (viii) any change in accounting requirements or principles or any change in Applicable Laws, or the interpretation of them; (ix) changes in the Company’s stock price or the trading volume of the Company’s stock (but not, in each case, the underlying cause, unless the underlying cause was excepted by this definition); (x) failure by the Company to meet internal projections or forecasts, or published revenue or earnings predictions (but not, in each case, the underlying cause, unless the underlying cause was excepted by this definition); (xi) any litigation arising from allegations of a breach of fiduciary duty or other violations of Applicable Law arising out of this Agreement or the Transactions; (xii) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements as of the date of this Agreement that are disclosed in Section 5.15 of the Company Disclosure Schedule; (xiii) any pending or threatened Action that is disclosed in Section 5.10 of the Company Disclosure Schedule; or (xiv) the matters (if any) set forth in Section 5.11 of the Company Disclosure Schedule; provided, however, that the exceptions set forth in clauses (i), (ii), (iii), (iv), and (viii) of the foregoing proviso will not apply solely to the extent that any such change or effect disproportionately affects the Company when compared to the members of the Company’s industry or industry sector. For the avoidance of doubt, a Material Adverse Effect shall be deemed to have occurred as a result of any adverse political, legal, weather, natural disaster, or economic development in Honduras that has or is reasonably likely to materially impair production at the Company’s Honduras facility for an extended time period of at least four (4) weeks.

(c) Other Definitions. Annex B sets forth a list of other terms that are defined in this Agreement and the respective Sections of this Agreement that include those definitions.

9.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

9.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

9.6 Third-Party Beneficiaries. Except for the agreements set forth in Section 6.2(a), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

9.7 Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance hereof or thereof, and the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except matters relating to the fiduciary duties of the Company Board and internal corporate affairs of the Company shall be governed by the laws of the State of Florida.

9.8 Consent to Jurisdiction; Venue.

(a) Each of the parties irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the purpose of any action or proceeding arising out of or relating to this Agreement. Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Transactions, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

9.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLE WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.11 Expenses. All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, except that expenses incurred in connection with the filing fee for, and publishing, printing and mailing of the Offer Documents, Schedule 14D-9 and, if applicable, the Proxy Statement (but not the attorneys’ fees related thereto, which shall be paid by the party incurring such expense) shall be borne by Parent.

9.12 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any agreed court, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond or other security in connection therewith); specific performance being in addition to any other remedy to which the parties are entitled at law or in equity.

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have signed this Agreement as of the date first written above.

COLEMAN CABLE, INC.

By:	/s/ G. Yetman
Name:	G. Gary Yetman
Title:	CEO

CLEARWATER ACQUISITION I, INC.

By:	/s/ G. Yetman
Name:	G. Gary Yetman
Title:	CEO

TECHNOLOGY RESEARCH CORPORATION

By:	/s/ Robert D. Woltil
Name:	Robert D. Woltil
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

Conditions to the Offer

Notwithstanding any other provision of the Offer, but subject to the terms and conditions of this Agreement and in addition to (and not in limitation of) Merger Sub’s right to extend or amend the Offer at any time pursuant to the terms and conditions of this Agreement, neither Parent nor Merger Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for, and may delay the acceptance for payment of or payment for, any shares of Company Common Stock tendered pursuant to the Offer, and may extend, terminate or amend the Offer, subject to the terms and conditions of the Agreement, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) any required consents or approvals of any Governmental Authority of competent jurisdiction that are listed on Section 7.1(b) of the Company Disclosure Schedule shall not have been obtained prior to the expiration of the Offer, or (iii) immediately prior to the expiration of the Offer, any of the following conditions shall exist:

(a) there shall be pending (and not withdrawn) any action initiated by any Governmental Authority of competent jurisdiction:

(i) challenging or seeking to make illegal, materially delay, or otherwise, restrain or prohibit, the making of the Offer, the acceptance for payment, payment for or purchase of any shares of Company Common Stock by Parent or Merger Sub, or the consummation of the Offer or the Merger;

(ii) seeking to restrain, enjoin or otherwise prohibit or prevent the Transactions;

(iii) seeking to prohibit or impose any material limitation on the ability of Parent or Merger Sub to acquire, hold or exercise effectively full rights of ownership of any shares of Company Common Stock, including the right to vote any shares of Company Common Stock acquired by Merger Sub pursuant to the Offer or otherwise on all matters properly presented to the Company Shareholders;

(iv) seeking to require divestiture, licensing or holding separate by Parent or Merger Sub of any shares of Company Common Stock;

(v) seeking to invalidate or otherwise challenging any of the actions taken by any of the Company Shareholders pursuant to this Agreement (including the approval of this Agreement and the Transactions); or

(vi) that otherwise (individually or in the aggregate with all other such Actions) would have, or would reasonably be expected to have, a Material Adverse Effect;

(b) any Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or preventing the Transactions, and such order, decree, injunction or other action shall become final and non-appealable;

(c) there shall have been, after the date of this Agreement, any action taken, or any law enacted, entered, enforced, promulgated, amended or issued that is applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) the Offer or the Merger, in each case by any Governmental Authority of competent jurisdiction, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clause (a)(i) above;

(d) since the date of this Agreement, any change, event or occurrence has occurred that has had or would reasonably be expected to have a Material Adverse Effect on the Company;

(e) there shall have occurred since the date of this Agreement (i) a declaration of a banking moratorium or suspension of payments in respect of banks in the United States, or (ii) any limitation (whether or not mandatory) by any Governmental Authority on the extension of credit by banks or other lending institutions which materially and adversely affects the ability of Parent and Merger Sub to consummate the Transactions;

(f) any representation or warranty of the Company set forth in this Agreement, shall not be true and correct (without giving effect to any qualification as to “knowledge”, “materiality” or “Material Adverse Effect” set forth therein) as of the date of such determination as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except, in each case, where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(g) the Company shall have failed to comply with or perform in any material respect any covenants, obligations or agreements of the Company under this Agreement and such failure shall not have been cured the later of (i) within ten (10) days after notice thereof shall have been received by the Company or (ii) the Expiration Date;

(h) the Company shall not have furnished Parent with a certificate dated as of the date of determination signed on its behalf by the Company’s Chief Executive Officer or another officer serving in such capacity to the effect that, to his knowledge, the conditions set forth in clause (f) and (g) of this Annex A shall not have occurred;

(i) the Company Board (or a special committee thereof) (i) shall have made a Change in Recommendation or approved or recommended any Acquisition Proposal or (ii) after the Solicitation Period End Date, fails to reconfirm the Company Board Recommendation within two (2) business days after receipt of a request by Parent or Merger Sub;

(j) the Agreement shall have been terminated in accordance with its terms; or

2

(k) Merger Sub and the Company shall have agreed that Merger Sub shall terminate the Offer or postpone the acceptance for payment of shares of Company Common Stock thereunder.

The foregoing conditions are for the sole benefit of Merger Sub and Parent and subject to the terms of the Agreement and rules and regulations of the SEC, may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to any such condition or may be waived by Merger Sub or Parent in whole or in part at any time and from time to time in their sole discretion, provided that the Minimum Condition may not be waived, in each case, subject to the terms of the Agreement and the rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is attached.

3

ANNEX B

DEFINED TERMS

Term	Section

Acceptable Confidentiality Agreement	6.3(e)(i)
Acquisition Proposal	6.3(e)(i)
Action	5.10
Applicable Laws	9.3
Articles of Merger	2.2
Bid	5.20
Book Entry Shares	1.1(f)
CERCLA	5.21(d)
Change of Recommendation	6.3(e)(v)
Closing	2.2
Closing Date	2.2
Code	3.4
Company	Preamble
Company Board	Preliminary Statements
Company Board Recommendation	5.23
Company Common Stock	Preliminary Statements
Company Disclosure Schedule	Article V
Company Employees	6.2(c)
Company Government Contract	5.20
Company Government Subcontract	5.20
Company Indemnified Parties	6.2(a)(i)
Company Optionholder	3.3(b)
Company Permits	5.19
Company SEC Documents	5.7(a)
Company Shareholder Approval	7.1(a)
Company Shareholders	Preliminary Statements
Company Shareholders Meeting	6.3(a)(i)
Company Stock Option	3.3(a)
Company Stock Plans	3.3(a)
Contract	5.16
Disbursing Agent	3.2(a)
Disbursing Agent Agreement	3.2(a)
Effective Time	2.2
Environmental Laws	5.21(f)
Environmental Permit	5.21(f)

Term	Section

ERISA	5.15(a)
ERISA Affiliate	5.15(a)
Excluded Party	6.3(e)(i)
Existing Policy	6.2(a)(iii)
Expiration Date	1.1(c)
FBCA	Preliminary Statements
Florida Department of State	2.2
GAAP	5.7(b)
Governmental Authority	4.3(d)
Government Officials	5.9(b)
Hazardous Materials	5.21(f)
Independent Directors	6.3(b)(iii)
Intellectual Property	5.13(a)
Material Adverse Effect	9.3(b)
Merger	Preliminary Statements
Merger Consideration	3.1(b)
Merger Outside Date	8.1(c)
Merger Sub Common Stock	3.1(a)
Minimum Condition	1.1(b)
Multiemployer Plan	5.15(f)
NASDAQ	1.1(d)
Notice Period	6.3(e)(vi)(A)
Offer	1.1(a)
Offer Documents	1.1(g)
Offer Outside Date	8.1(c)
Offer to Purchase	1.1(g)
Option Schedule	5.4
Parent Disclosure Schedule	Article IV
Permitted Investments	3.2(a)
Per Share Amount	1.1(a)
Plans	5.15(a)
Proxy Statement	5.8
Qualified Plan	5.15(c)
Release	5.21(f)
Representatives	1.2(c)
Restricted Stock	3.3(a)
Rights	5.26
Rights Agreement	5.4
Schedule 14D-9	1.2(b)
Schedule TO	1.1(g)
SEC	1.1(c)
Securities Act	1.3(f)
Solicitation Period End Date	6.3(e)(ii)
SOX	5.7(c)
Standstill Term	6.2(d)

2

Term	Section

Superior Proposal	6.3(e)(i)
Surviving Corporation	2.1
Tax Returns	5.12(i)
Taxes	5.12(i)
Tender Offer Conditions	1.1(b)
Termination Date	6.3(e)(iv)
Termination Fee	8.3
Top-Up Closing	1.3(c)
Top-Up Exercise Notice	1.3(c)
Top-Up Option	1.3(a)
Top-Up Option Shares	1.3(a)
Transaction Litigation	6.3(f)

3

Exhibit A

ARTICLES OF INCORPORATION

FOR

CLEARWATER ACQUISITION I, INC.

(A Florida Profit Corporation)

The undersigned, for the purposes of forming a corporation under the laws of the State of Florida, pursuant to Section 607.0120 of the Florida Business Corporation Act (the “Act”), hereby adopts the following Articles of Incorporation:

ARTICLE I - Name:

The name of the corporation is Clearwater Acquisition I, Inc., (the “Corporation”).

ARTICLE II – Address:

The street address and the mailing address of the principal office of the Corporation is:

1530 Shields Drive

Waukegan, IL 60085

ARTICLE III – Purpose:

This Corporation is organized to conduct any or all lawful business pursuant to the Florida Statutes and these Articles of Incorporation.

ARTICLE IV – Shares:

The number of shares of stock that this Corporation is authorized to have outstanding at any one time is 1000 shares of Common Stock with a Par Value of $0.01 per share.

ARTICLE V – Registered Agent, Registered Office, & Registered Agent’s Signature:

GY Corporate Services, Inc.

777 South Flagler Drive

Suite 500 East

West Palm Beach, FL 33401

Having been named as registered agent and to accept service of process for the above-stated corporation at the place designated in this certificate, GY Corporate Services Inc. hereby accepts the appointment as registered agent and agrees to act in this capacity. GY Corporate Services Inc. further agrees to comply with the provisions of all statutes relating to the proper and complete performance of its duties, and GY Corporate Services Inc. is familiar with and accepts the obligations of its position as registered agent as provided for in Chapter 607, F.S.

GY CORPORATE SERVICES, INC.

By:
David G. Bates, Vice President

ARTICLE VI – Incorporator:

The name and address of the Incorporator to these of Articles of Incorporation are:

Michael V. Mitrione, Esq.

777 South Flagler Drive

Suite 500 East

West Palm Beach, FL 33401

ARTICLE VII – Indemnification:

Provided the person proposed to be indemnified satisfies the requisite standard of conduct for permissive indemnification by a corporation as set forth in the applicable provisions of the Florida Business Corporation Act (currently Sections 607.0850(1) and (2) of the Florida Statutes), as the same may be amended from time to time (the “Act”), the Corporation shall indemnify its officers and directors, and may indemnify its employees and agents, to the fullest extent permitted by the provisions of such Act (subject to any limitations contained in an agreement entered into by such person and the Corporation), from and against any and all of the expenses or liabilities incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding (collectively, “proceeding”) (other than in a proceeding (a) initiated by such person (unless authorized by the Board of Directors of the Corporation), or (b) wherein the Corporation and such person are adverse parties except for proceedings brought derivatively or by any receiver or trustee) or other matters referred to in or covered by said provisions, including advancement of expenses prior to the final disposition of such proceedings and amounts paid in settlement of such proceedings, both as to action in their official capacity and as to action in any other capacity while an officer, director, employee or other agent of the Corporation.

Expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by other employees and agents shall also be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs and personal and other legal representatives of such a person. Except as otherwise provided above, an adjudication of liability shall not affect the right to indemnification for those indemnified.

ARTICLE VIII – Amendment:

The Corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment hereto, and any right conferred upon the shareholder(s) is subject to this reservation.

ARTICLE IX – Bylaws:

The Bylaws may be adopted, altered, amended, or repealed by either the shareholders or the Board of Directors, but the Board of Directors may not amend or repeal any Bylaw adopted by shareholders of the Corporation if the shareholders specifically provide such Bylaw is not subject to amendment or repeal by the Directors.

IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles this      day of March, 2011.

REQUIRED SIGNATURE:

Michael V. Mitrione, Esq. , Incorporator

(In accordance with Section 607.0120, Florida Statutes, the execution of this document constitutes an affirmation under the penalties of perjury that the facts stated herein are true.)

Exhibit B

BYLAWS

OF

CLEARWATER ACQUISITION I, INC.

A Florida For Profit Corporation

Dated as of March     , 2011

TABLE OF CONTENTS

(continued)

BYLAWS

OF

CLEARWATER ACQUISITION I, INC.

ARTICLE I

MEETINGS OF SHAREHOLDERS

1.1 Annual Meeting. The annual meeting of the shareholders of this corporation shall be held at the time and place designated by the Board of Directors of this corporation. Business transacted at the annual meeting shall include the election of directors of this corporation.

1.2 Special Meetings. Special meetings of the shareholders shall be held when directed by the President or the Board of Directors, or when requested in writing by the holders of not less than ten percent (10%) of all the shares entitled to vote at the meeting. The call for the meeting shall be issued by the Secretary, unless the President, Board of Directors or shareholders requesting the meeting shall designate another person to do so.

1.3 Place. Meetings of shareholders may be held within or outside of the State of Florida. If no place is designated in the notice for a meeting of shareholders, the place of meeting shall be the principal office of this corporation.

1.4 Notice. Except as provided in the Florida Business Corporation Act (the “Act”), written notice stating the place, day and hour of the meeting and, in the case of a special meeting or as otherwise provided by law, the purpose or purposes for which the meeting is called, shall be delivered to each shareholder of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by first class mail, by or at the direction of the President, the Secretary, or the officer or other persons calling the meeting. If the notice is mailed at least thirty (30) days before the date of the meeting, it may be done by a class of United States mail other than first class. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at the shareholder’s address as it appears in the current records of shareholders of this corporation, with postage thereon prepaid.

1.5 Notice of Adjourned Meetings. When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. If, however, after the adjournment the Board of Directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given as provided in Section 1.4 to each shareholder of record on the new record date entitled to vote at such meeting.

1

1.6 Waiver of Notice of Shareholders’ Meetings. Whenever any notice is required to be given to any shareholder, a waiver thereof in writing signed by the shareholder or shareholders entitled to such notice, whether before, during or after the time of the meeting stated therein and delivered to this corporation for inclusion in the minutes or filing with the corporate records, shall be equivalent to the giving of such notice. Attendance by a shareholder at a meeting shall constitute a waiver of: (a) lack of notice or defective notice of such meeting, unless at the beginning of the meeting, the shareholder objects to holding the meeting; or (b) asserting defective notice of a particular matter at a meeting that is not within the purpose or purposes described in the meeting notice, unless the person objects to considering that particular matter when it is presented. Unless otherwise required by the Articles of Incorporation, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the shareholders need be specified in any written waiver of notice.

1.7 Fixing Record Date. For the purpose of determining shareholders entitled to notice of, or to vote at, any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or to demand a special meeting, or to receive payment of any distribution, or in order to make a determination of shareholders for any other purpose, the Board of Directors may fix in advance a date as the record date for any determination of shareholders, such date in any case to be not more than seventy (70) days prior to the date on which the particular action requiring such determination of shareholders is to be taken. A determination of shareholders entitled to notice of, or to vote at, any meeting of shareholders shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date for the adjourned meeting, which it must do if the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.

If no prior action is required by the Board of Directors pursuant to the Act, the record date for determining shareholders entitled to take action without a meeting is the date the first signed written consent is delivered to this corporation under Section 1.17.

1.8 Voting Record. After fixing a record date for a meeting of shareholders, this corporation shall prepare an alphabetical list of the names of all shareholders who are entitled to notice of such meeting, arranged by voting group, with the address of, and the number and class and series, if any, of the shares held by, each shareholder. The shareholders’ list must be available for inspection by any shareholder for a period of ten (10) days prior to the meeting or such shorter time as exists between the record date and the meeting and continuing through the meeting at this corporation’s principal office, at a place identified in the meeting notice in the city where the meeting will be held, or at the office of this corporation’s transfer agent or registrar. Any shareholder of this corporation or his agent or attorney is entitled on written demand to inspect the shareholders’ list (subject to the requirements of the Act), during regular business hours and at his or her expense, during the period it is available for inspection. This corporation shall make the shareholders’ list available at the meeting of shareholders, and any shareholder or his or her agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment.

If the requirements of this Section have not been substantially complied with, the meeting shall be adjourned until such time as this corporation complies with such requirements on demand of any shareholder in person or by proxy who failed to get such access. If no such demand is made, failure to comply with the requirements of this Section 1.8 shall not affect the validity of any action taken at such meeting.

2

1.9 Shareholder Quorum and Voting. Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Except as otherwise provided in the Articles of Incorporation or by the Act, a majority of the shares entitled to vote on the matter by each voting group, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, but in no event shall a quorum consist of less than one third of the shares of each voting group entitled to vote. If less than a majority of outstanding shares entitled to vote are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. After a quorum has been established at any shareholders’ meeting, the subsequent withdrawal of shareholders, so as to reduce the number of shares entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof.

Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new record date is or must be set for that adjourned meeting. When a specified item of business is required to be voted on by a class or series of stock, a majority of the shares of such class or series shall constitute a quorum for the transaction of such item of business by that class or series.

1.10 Votes Per Share. Except as otherwise provided in the Articles of Incorporation or by the Act, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

1.11 Manner of Action. If a quorum is present, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless a greater or lesser number of affirmative votes is required by the Articles of Incorporation or by law.

1.12 Voting for Directors. At each election for directors, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected at that time and for whose election he or she has a right to vote. Unless otherwise provided in the Articles of Incorporation, cumulative voting is not authorized and the directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

1.13 Voting of Shares. A shareholder may vote at any meeting of shareholders of this corporation, either in person or by proxy.

Shares standing in the name of another corporation, domestic or foreign, may be voted by the officer, agent or proxy designated by the bylaws of the corporate shareholder or, in the absence of any applicable bylaw, by such person as the board of directors of the corporate shareholder may designate. Proof of such designation may be made by presentation of a certified copy of the bylaws or other instrument of the corporate shareholder. In the absence of any such designation or, in the case of conflicting designation by the corporate shareholder, the Chairman of the Board, the President, any Vice President, the Secretary and the Treasurer of the corporate shareholder shall be presumed to possess, in that order, authority to vote such shares.

3

Shares held by an administrator, executor, guardian, personal representative or conservator may be voted by him or her, either in person or by proxy, without a transfer of such shares into his or her name. Shares standing in the name of a trustee may be voted by him or her, either in person or by proxy, but no trustee shall be entitled to vote shares held by him or her without a transfer of such shares into his or her name or the name of his or her nominee.

Shares held by or under the control of a receiver, a trustee in a bankruptcy proceeding or an assignee for the benefit of creditors may be voted by such person without the transfer thereof into his or her name.

If shares stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship with respect to the same shares, unless the Secretary of this corporation is given notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, then acts with respect to voting shall have the following effect: (a) if only one votes, in person or by proxy, that act binds all; (b) if more than one votes, in person or by proxy, the act of the majority so voting binds all; (c) if more than one votes, in person or by proxy, but the vote is evenly split on any particular matter, each faction is entitled to vote the share or shares in question proportionally; or (d) if the instrument or order so filed shows that any such tenancy is held in unequal interest, a majority or a vote evenly split for purposes hereof shall be a majority or a vote evenly split in interest. The principles of this paragraph shall apply, insofar as possible, to execution of proxies, waivers, consents, or objections and for the purpose of ascertaining the presence of a quorum.

1.14 Proxies. Any shareholder of this corporation, other person entitled to vote on behalf of a shareholder pursuant to the Act, or attorney-in-fact for such persons, may vote the shareholder’s shares in person or by proxy. Any shareholder of this corporation may appoint a proxy to vote or otherwise act for him or her by signing an appointment form, either personally or by an attorney-in-fact. An executed telegram or cablegram appearing to have been transmitted by such person, or a photographic, photostatic, or equivalent reproduction of an appointment form, shall be deemed a sufficient appointment form.

An appointment of a proxy is effective when received by the Secretary of this corporation or such other officer or agent which is authorized to tabulate votes, and shall be valid for up to eleven (11) months, unless a longer period is expressly provided in the appointment form.

The death or incapacity of the shareholder appointing a proxy does not affect the right of this corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the Secretary or other officer or agent authorized to tabulate votes before the proxy exercises his or her authority under the appointment.

An appointment of a proxy is revocable by the shareholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest.

4

1.15 Voting Trusts. One or more shareholders may create a voting trust, conferring on a trustee the right to vote or otherwise act for them, by signing an agreement setting out the provisions of the trust and transferring their shares to the trustee. When a voting trust agreement is signed, the trustee shall prepare a list of the names and addresses of all owners of beneficial interest in the trust, together with the number and class of shares each transferred to the trust, and deliver copies of the list and agreement to this corporation’s principal office. After filing a copy of the list and agreement in this corporation’s principal office, such copies shall be open to inspection by any shareholder of this corporation, subject to the requirements of the Act, or to any beneficiary of the trust under the agreement during business hours. The trustee must also deliver a copy of each extension of the voting trust agreement, and a list of beneficial owners under such extended agreement, to this corporation’s principal office.

1.16 Shareholders’ Agreements. Two or more shareholders may provide for the manner in which they will vote their shares, and providing for such other matters as are permitted by the Act, by signing an agreement for that purpose. When a shareholders’ agreement is signed, the shareholders who are parties thereto shall deliver copies of the agreement to this corporation’s principal office. After filing a copy of the agreement in this corporation’s principal office, such copies shall be open to inspection by any shareholder of this corporation, subject to the requirements of the Act, or any party to the agreement during business hours.

1.17 Action by Shareholders Without a Meeting. Unless otherwise provided in the Articles of Incorporation, action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting, without prior notice and without a vote if the action is taken by the holders of outstanding shares of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. In order to be effective, the action must be evidenced by one or more written consents describing the action taken, dated and signed by approving shareholders having the requisite number of votes of each voting group entitled to vote thereon, and delivered to this corporation by delivery to its principal office in Florida, its principal place of business, the Secretary of this corporation, or any other officer or agent of this corporation having custody of the book in which proceedings of meetings of shareholders are recorded. No written consent shall be effective to take such corporate action unless, within sixty (60) days of the date of the earliest dated consent delivered in the manner required by this Section, written consents signed by the number of holders required to take such action are delivered to this corporation as set forth in this Section.

Any written consent may be revoked prior to the date that this corporation receives the required number of consents to authorize the proposed action. No revocation is effective unless in writing and until received by this corporation at its principal office in Florida or its principal place of business, or received by the Secretary or other officer or agent of this corporation having custody of the book in which proceedings of meetings of shareholders are recorded.

Within ten (10) days after obtaining such authorization by written consent, notice shall be given to those shareholders who have not consented in writing or who are not entitled to vote on the action. The notice shall fairly summarize the material features of the authorized action and, if the action is one for which dissenters’ rights are provided under the Articles of Incorporation or by law, the notice shall contain a clear statement of the right of shareholders dissenting therefrom to be paid the fair value of their shares upon compliance with applicable law.

5

A consent signed as required by in this Section 1.17 has the effect of a meeting vote and may be described as such in any document.

Whenever action is taken as set forth in this Section 1.17, the written consent of the shareholders consenting thereto or the written reports of Inspectors of Election appointed to tabulate such consents shall be filed with the minutes of proceedings of shareholders.

1.18 Inspectors of Election. Prior to each meeting of shareholders, the Board of Directors or the President may appoint one or more Inspectors of Election. Upon his or her appointment, each such Inspector of Election shall take and sign an oath to faithfully execute the duties of Inspector of Election at such meeting with strict impartiality and to the best of his or her ability. Such Inspectors of Election shall determine the number of shares outstanding, the number of shares present at the meeting and whether a quorum is present at such meeting. The Inspectors of Election shall receive votes and ballots and shall determine all challenges and questions as to the right to vote and shall thereafter count and tabulate all votes and ballots and determine the result. Such Inspectors of Election shall do such further acts as are proper to conduct the elections of directors and the vote on other matters with fairness to all shareholders. The Inspectors of Election shall make a certificate of the results of the elections of directors and the vote on other matters. No Inspector of Election shall be a candidate for election as a director of this corporation.

ARTICLE II

DIRECTORS

2.1 Functions. Except as provided in the Articles of Incorporation or by law, all corporate powers shall be exercised by or under the authority of, and the business and affairs of this corporation shall be managed under the direction of, the Board of Directors.

2.2 Number. The initial Board of Directors of this corporation shall consist of one (1) or more persons. The number of directors may at any time and from time to time be increased or decreased by action of either the shareholders or the Board of Directors, but no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

2.3 Qualifications. A director must be a natural person who is 18 years of age or older but need not be a citizen of the United States, a resident of the State of Florida or a shareholder of this corporation.

2.4 Term. Each director shall hold office until a successor has been elected and qualified or until an earlier resignation, removal from office or death.

2.5 Removal of Directors. Any director, or the entire Board of Directors, may be removed, with or without cause, by action of the shareholders, unless the Articles of Incorporation Florida that the directors may be removed only for cause. If a director was elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director. The notice of the meeting at which a vote is taken to remove a director must state that the purpose or one of the purposes of the meeting is the removal of the director or directors.

6

2.6 Resignation. Any director may resign at any time by delivering written notice to this corporation, the Board of Directors or the Chairman of the Board. Such resignation is effective when the notice is delivered unless the notice specifies a later effective date, in which event the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor does not take office until the effective date.

2.7 Vacancies. Any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors, or by the shareholders. A director elected to fill a vacancy shall hold office only until the next shareholders’ meeting at which directors are elected.

2.8 Chairman of the Board. If the Board of Directors appoints a chairman of the board, he shall, when present, preside at all meetings of the stockholders and the Board of Directors. He shall perform such duties and possess such powers as are customarily vested in the office of the chairman of the board or as may be vested in him by the Board of Directors.

2.9 Regular Meetings. An annual regular meeting of the Board of Directors shall be held without notice immediately after, and at the same place as, the annual meeting of shareholders for the purpose of the election of officers and the transaction of such other business as may come before the meeting, and at such other time and place as may be determined by the Board of Directors. The Board of Directors may, at any time and from time to time, provide by resolution, the time and place, either within or outside of the State of Florida, for the holding of the annual regular meeting or additional regular meetings of the Board of Directors without other notice than such resolution.

2.10 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or any two (2) directors.

The person or persons authorized to call special meetings of the Board of Directors may designate any place, either within or outside of the State of Florida, as the place for holding any special meeting of the Board of Directors called by them. If no designation is made, the place of meeting shall be the principal office of this corporation in the State of Florida.

Notice of any special meeting of the Board of Directors may be given by any reasonable means, whether oral or written, and at any reasonable time prior to such meeting. The reasonableness of any notice given in connection with any special meeting of the Board of Directors shall be determined in light of all of the pertinent circumstances. It shall be presumed that notice of any special meeting given at least two (2) days prior to such special meeting, either orally (by telephone or in person), or by written notice delivered personally or mailed to each director at his or her business or residence address, is reasonable. If mailed, such notice of any special meeting shall be deemed to be delivered on the second day after it is deposited in the United States mail, so addressed, with postage thereon prepaid. If notice is given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. Neither the business to be transacted at, nor the purpose or purposes of, any special meetings of the Board of Directors need be specified in the notice or in any written waiver of notice of such meeting.

7

2.11 Waiver of Notice of Meeting. Notice of a meeting of the Board of Directors need not be given to any director who signs a written waiver of notice either before, during or after the meeting. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting and waiver of any and all objections to the place of the meeting, the time of the meeting and the manner in which it has been called or convened, except when a director states, at the beginning of the meeting or promptly upon arrival at the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

2.12 Quorum and Voting. A majority of the number of directors fixed in the manner provided by these bylaws shall constitute a quorum for the transaction of business; provided however, that whenever, for any reason, a vacancy occurs in the Board of Directors, a quorum shall consist of a majority of the remaining directors until the vacancy has been filled. The act of the majority of the directors present at a meeting at which a quorum is present when the vote is taken shall be the act of the Board of Directors.

A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to another time and place. Notice of any such adjourned meeting shall be given to the directors who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the other directors.

2.13 Presumption of Assent. A director of this corporation who is present at a meeting of its Board of Directors, or a committee of the Board of Directors, at which action on any corporate matter is taken shall be presumed to have assented to the action taken, unless he or she (i) objects at the beginning of the meeting (or promptly upon his or her arrival) to holding the meeting or transacting specified business at the meeting, or (ii) votes against such action or abstains from the action taken.

2.14 Meetings of the Board of Directors by Means of Telephone Conference or Similar Communications. Members of the Board of Directors may participate in a meeting of such Board by means of a telephone conference or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

2.15 Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors or a committee thereof may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the directors of this corporation, or all the members of the committee, as the case may be. Action taken under this Section is effective when the last director or member of the committee signs the consent, unless the consent specifies a different effective date. Such consent shall have the effect as a meeting vote and may be described as such in any document.

8

2.16 Compensation. Each director may be paid his or her expenses, if any, of attendance at each meeting of the Board of Directors and a committee thereof, and may be paid a stated salary as a director or a fixed sum for attendance at each meeting of the Board of Directors (or a committee thereof) or both, as may from time to time be determined by action of the Board of Directors. No such payment shall preclude any director from serving this corporation in any other capacity and receiving compensation therefor.

2.17 Director Conflicts of Interests. No contract or other transaction between this corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of the directors of this corporation are directors or officers or are financially interested shall be either void or voidable because of such relationship or interest, or because such director or directors of this corporation are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because his or her or their vote(s) are counted for such purpose, if:

(a) The fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the vote(s) or written consent(s) of such interested director(s); or

(b) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

(c) The contract or transaction is fair and reasonable as to this corporation at the time it is authorized by the Board of Directors, a committee thereof or the shareholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

ARTICLE III

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee and one or more other committees each of which, to the extent provided in such resolution, shall have and may exercise all the authority of the Board of Directors, except as prohibited by the Act.

Each committee must have two (2) or more members who serve at the pleasure of the Board of Directors. The Board of Directors, by resolution adopted in accordance with this Article III, may designate one (1) or more directors as alternate members of any such committee who may act in the place and stead of any absent member or members at any meeting of such committee.

9

ARTICLE IV

OFFICERS

4.1 Officers. If so appointed by the Board of Directors, the officers of this corporation shall consist of a President or Chief Executive Officer, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as appointed by the Board of Directors. Any two (2) or more offices may be held by the same person.

4.2 Appointment and Term of Office. The officers of this corporation shall be appointed annually by the Board of Directors at the first meeting of the Board held after the shareholders’ annual meeting. If the appointment of officers does not occur at this meeting, the appointment shall occur as soon thereafter as practicable. Each officer shall hold office until a successor has been duly appointed and qualified, or until an earlier resignation, removal from office, or death.

4.3 Removal of Officers. Any officer of this corporation may be removed from his or her office or position at any time, with or without cause, by the Board of Directors. Any officer or assistant officer, if appointed by another officer pursuant to authority, if any, received from the Board of Directors, may likewise be removed by such officer.

4.4 Resignation. Any officer of this corporation may resign at any time from his or her office or position by delivering notice to this corporation, the Board of Directors or the Chairman of the Board. Such resignation is effective when the notice is delivered unless the notice specifies a later effective date. If a resignation is made effective at a later date and this corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board provides that the successor does not take office until the effective date.

4.5 Duties. If so appointed by the Board of Directors, the officers of this corporation shall have the following duties:

The President shall be the chief executive officer of this corporation and shall, subject to the control of the Board of Directors, in general, supervise and control all of the business and affairs of this corporation, and shall preside at all meetings of the shareholders, the Board of Directors and all committees of the Board of Directors on which he or she may serve. In addition, the President shall possess, and may exercise, such power and authority, and shall perform such duties, as may from time to time be assigned to him or her by the Board of Directors, and as are incident to the office of President.

Each Vice President shall possess, and may exercise, such power and authority, and shall perform such duties, as may from time to time be assigned to him or her by the Board of Directors or the President.

The Secretary shall have custody of, and maintain, all of the corporate records except the financial records, shall record the minutes of all meetings of the shareholders and Board of Directors, see that all notices of meetings are duly given, keep a register of the mailing address of each shareholder of this corporation, be responsible for authenticating records of this corporation and perform such other duties as may be prescribed by the Board of Directors or the President.

10

The Treasurer shall have custody of all corporate funds and financial records, shall keep full and accurate accounts of receipts and disbursements and shall perform such other duties as may be prescribed by the Board of Directors or the President.

4.6 Other Officers, Employees, and Agents. Each and every other officer, employee, and agent of this corporation shall possess, and may exercise, such power and authority, and shall perform such duties, as may from time to time be assigned to him or her by the Board of Directors, the officer appointing him or her, and such officer or officers who may from time to time be designated by the Board to exercise supervisory authority.

ARTICLE V

STOCK CERTIFICATES

5.1 Certificates for Shares. The Board of Directors shall determine whether shares of this corporation shall be uncertificated or certificated. If certificated shares are issued, certificates representing shares in this corporation shall be signed (either manually or by facsimile) by the President or Vice President and the Secretary or an Assistant Secretary and may be sealed with the seal of this corporation or a facsimile thereof. A certificate which has been signed by an officer or officers who later shall have ceased to be such officer when the certificate is issued shall nevertheless be valid. No certificate shall be issued for any share until such share is fully paid. Upon receipt of the consideration for which the Board of Directors has authorized for the issuance of the shares, such shares so issued shall be fully paid and nonassessable.

Each share certificate representing shares shall state upon the face thereof: (a) the name of this corporation; (b) that this corporation is organized under the laws of the State of Florida; (c) the name of the person or persons to whom issued; (d) the number and class of shares, and the designation of the series, if any, which such certificate represents; and (e) if different classes of shares or different series within a class are authorized, a summary of the designation, relative rights, preferences, and limitations applicable to each class and the variations in rights, preferences, and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series), or in the alternative, that this corporation will provide the shareholder with a full statement of this information on request and without charge. If the share is uncertificated, this corporation shall, within a reasonable time after the issue or transfer of such share, send the shareholder a written statement of the information required to be placed on a certificate as above set forth.

5.2 Transfer of Shares; Ownership of Shares. Transfers of shares of stock of this corporation shall be made only on the stock transfer books of this corporation, and only after the surrender to this corporation of the certificates representing such shares, if any. Except as provided by the Act, the person in whose name the shares stand on the books of this corporation shall be deemed by this corporation to be the owner thereof for all purposes and this corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not it shall have express or other notice thereof.

11

5.3 Lost, Stolen or Destroyed Certificates. This corporation shall issue a new stock certificate in the place of any certificate previously issued if the holder of record of the certificate: (a) makes proof in affidavit form that it has been lost, destroyed or wrongfully taken; (b) requests the issuance of a new certificate before this corporation has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of any adverse claim; (c) at the discretion of the Board of Directors, gives bond in such form and amount as this corporation may require, to indemnify this corporation, the transfer agent and registrar against any claim that may be made on account of the alleged loss, destruction or theft of such certificate; and (d) satisfies any other reasonable requirements imposed by this corporation.

ARTICLE VI

ACTIONS WITH RESPECT TO SECURITIES OF OTHER CORPORATIONS

Unless otherwise directed by the Board of Directors, the President or a designee of the President shall have the power to vote and to otherwise act on behalf of this corporation, in person or by proxy, at any meeting of shareholders on, or with respect to, any action of shareholders of any other corporation in which this corporation may hold securities and to otherwise exercise any and all rights and powers which this corporation may possess by reason of its ownership of securities in other corporations.

ARTICLE VII

BOOKS AND RECORDS

7.1 Books and Records. This corporation shall maintain accurate accounting records and shall keep records of minutes of all meetings of its shareholders and Board of Directors, a record of all actions taken by the shareholders or Board of Directors without a meeting, and a record of all actions taken by a committee of the Board of Directors in place of the Board of Directors on behalf of this corporation.

This corporation or its agent shall also maintain a record of its shareholders in a form that permits preparation of a list of names and addresses of all shareholders in alphabetical order by classes of shares showing the number and series of shares held by each.

This corporation shall keep a copy of the following records: (a) its Articles or Restated Articles of Incorporation and all amendments thereto currently in effect; (b) its bylaws or restated bylaws and all amendments thereto currently in effect; (c) written communications to all shareholders generally or all shareholders of a class or series within the past three years, including the financial statements furnished for the past three years; (d) a list of the names and business street addresses of its current directors and officers; and (e) its most recent annual report delivered to the Department of State.

Any books, records and minutes may be in written form or in any other form capable of being converted into written form within a reasonable time.

12

7.2 Financial Information. Unless modified by resolution of the shareholders, not later than four months after the close of each fiscal year this corporation shall prepare a balance sheet showing in reasonable detail the financial condition of the corporation as of the close of its fiscal year, and a profit and loss statement showing the results of the operations of the corporation during its fiscal year.

Upon the written request of any shareholder or holder of voting trust certificates for shares of the corporation, the corporation shall mail to such shareholder or holder of voting trust certificates a copy of the most recent such balance sheet and profit and loss statement.

The balance sheets and profit and loss statements shall be filed in the registered office of the corporation in this state, shall be kept for at least five years, and shall be subject to inspection during business hours by any shareholder or holder of voting trust certificates, in person or by agent.

ARTICLE VIII

CORPORATE SEAL

The Board of Directors shall provide for a corporate seal which may be facsimile, engraved, printed or an impression seal which shall be circular in form and shall have inscribed thereon the name of this corporation, the words “seal” and “Florida” and the year of incorporation.

ARTICLE IX

AMENDMENTS

These bylaws may be altered, amended or repealed and new bylaws may be adopted, by either the Board of Directors or the shareholders, but the Board of Directors may not alter, amend or repeal any bylaw adopted by shareholders if the shareholders specifically provide that such bylaw is not subject to amendment or repeal by the directors.

The foregoing Bylaws were duly adopted by the Board of Directors of the Corporation at the Organizational Meeting of the Board of Directors on March     , 2011.

SEAL

Richard N. Burger, Secretary

13